As filed with the Securities and Exchange Commission on January 7, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 5)

CHINA MEDICINE CORPORATION
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	5122 (Primary Standard Industrial Classification Code Number)	51-0539830 (IRS Employer Identification No.)

Guangri Tower, Suite 702
No. 8 Siyou South 1st Street
Yuexiu District
Guangzhou, China 510600
(8620) 8739-1718 and (8620) 8737-8212
(Address and telephone numbers of principal executive offices)

Guangri Tower, Suite 702
No. 8 Siyou South 1st Street
Yuexiu District
Guangzhou, China 510600
(Address of principal place of business)

Corporation Service Company
2711 Centerville Road
Wilmington, DE 19808
(800) 927-9800
(Name, address and telephone number for agent for service)

Copies to:
Darren L. Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
(212) 371-8008

Approximate date of proposed sale to the public: From time to time after this registration statement has been declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $.0001 per share	3,220,000 (2)	$2.56	$8,243,200	$253.07
Common Stock, par value $.0001 per share	7,389,476 (3)	$2.56	$18,917,059	$580.75
Total	10,609,476 (4)	$2.56	$27,160,259	$833.82	*

* which was paid in full by the payment of a filing fee of $2,110.86 in connection with the initial filing.

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the bid and ask prices as of January 4, 2008 of $2.56 per share.

(2) Includes 100,000 outstanding shares of common stock and 3,120,000 shares of common stock issuable upon conversion of the Series A convertible preferred stock. As of the date of filing of this amended registration statement, the selling stockholders have converted 2,588,351 shares of Series A convertible preferred stock into 2,638,403 shares of common stock and have sold all of those shares under the registration statement.

(3) Includes 7,389,476 shares of common stock issuable upon exercise of our Series A and Series B warrants. As of the date of this prospectus, warrants to purchase 3,260,264 shares of our common stock remain outstanding, including Series A warrants to purchase 378,948 shares of our common stock at an exercise price of $1.70 per share and Series B warrants to purchase 2,881,316 shares of our common stock at an exercise price of $2.43 per share.

(4) As of the date of this prospectus, a total of 7,137,563 shares of common stock have been sold in this offering, and 3,471,913 remain eligible for sale at the discretion of the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 7, 2008

PRELIMINARY PROSPECTUS

CHINA MEDICINE CORPORATION
10,609,476 Shares of Common Stock
Offered by Selling Stockholders

This prospectus relates to the offer and sale by the selling stockholders named in the table under the caption “Selling Stockholders” of up to 10,609,476 shares of our common stock, including 3,120,000 shares they may acquire upon conversion of our Series A convertible preferred stock, and 7,389,476 shares they may acquire upon exercise of our Series A and Series B warrants, which have an average exercise price of $2.125 per share and expire on February 7, 2011. As of the date of this prospectus, the selling stockholders have sold 7,137,563 shares of our common stock, and may offer and sell up to an additional 3,471,913 shares under this prospectus.

The selling stockholders may offer all or part of their shares for resale from time to time through public or private transactions, either at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from sales of the shares by the selling stockholders. If our outstanding warrants are exercised for cash, we will receive the exercise price for those warrants.

We will pay all of the registration expenses incurred in connection with this offering (estimated to be $51,000), but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

Our common stock is currently quoted on the Financial Industry Regulatory Authority’s Over-the-Counter Bulletin Board under the symbol “CHME.OB”. As of January 4, 2008, the last reported bid price of our common stock was $2.51 per share and the last reported ask price was $2.60 per share.

There is a limited market in our common stock. The shares are being offered by the selling stockholders in anticipation of the development of an active secondary trading market in our common stock. We cannot give you any assurance that an active trading market in our common stock will develop, or if an active market does develop, that it will continue.

Our Series A warrants are exercisable for our common stock at an exercise price of $1.70 per share, and our Series B warrants are exercisable for our common stock at an exercise price of $2.43 per share. Both series expire on February 7, 2011.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 10.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2008.

TABLE OF CONTENTS

About this Prospectus	5
Cautionary Note Regarding Forward-Looking Statements and Other Information Contained in this Prospectus	5
Explanatory Note	5
Prospectus Summary	6
Risk Factors	10
Use of Proceeds	21
Selling Stockholders	22
Plan of Distribution	25
Legal Proceedings	26
Directors, Executive Officers, Promoters and Control Persons	26
Security Ownership of Certain Beneficial Owners and Management	28
Description of Securities	30
Interest of Named Experts and Counsel	32
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	32
Description of Business	33
Management's Discussion and Analysis of Financial Condition and Results of Operations	41
Description of Property	46
Certain Relationships and Related Transactions	47
Market for Our Common Stock and Related Stockholder Matters	47
Executive Compensation	48
Changes in and Disagreements with Accountants	50
Legal Matters	50
Experts	50
Where you can find more information	50
Financial Statements	50

Part II
Indemnification of Directors and Officers	II-1
Other Expenses of Issuance and Distribution	II-1
Recent Sales of Unregistered Securities	II-1
Exhibits	II-3
Undertakings	II-4

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER
INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, and our projected expenses, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans, (e) our anticipated needs for working capital, and (f) potential future expansions and government approvals and other future actions. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of, or other variations on, these phrases or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and "Description of Business," as well as in this prospectus generally.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking statements contained in this prospectus will in fact occur. You should not place undue reliance on these forward-looking statements.

Currency, exchange rate, and “China” and other references

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the renminbi). According to the currency exchange website www.xe.com, on January 4, 2008, $1.00 was equivalent to 7.27350 yuan.

References to the “PRC” or “China” are to the People’s Republic of China.

References to the “Bulletin Board,” the “OTC Bulletin Board,” or the “FINRA Bulletin Board” are to the Financial Industry Regulatory Authority’s, or FINRA’s, over-the-counter Bulletin Board, a securities quotation service, which is accessible at the website www.otcbb.com. FINRA is the successor entity of the National Association of Securities Dealers.

References to "Lounsberry" are to China Medicine Corporation prior to its name change on May 10, 2006, when its name was “Lounsberry Holdings III, Inc.”

References to “Capital Markets” are to Capital Markets Advisory Group, LLC, which was our majority shareholder until February 8, 2006.

References to the “SFDA” are to the PRC’s State Food and Drug Administration, a national government body that oversees the safety of the country’s food and drugs and the enforcement of food and drug laws.

EXPLANATORY NOTE

The stock offering described in this prospectus began on October 17, 2006. This prospectus updates and amends the earlier prospectuses included in registration statements on Form SB-2 and Form 424(b)(3) that we began filing with the SEC in 2006.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and the financial statements and the related notes, before making an investment decision. Except as otherwise specifically stated or unless the context otherwise requires, the “Company,” “we,” “our” and “us” refer collectively to China Medicine Corporation (“China Medicine”) and Guangzhou Konzern Medicine Co., Ltd. (“Konzern”), a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of China Medicine.

Business Overview

We are a distributor and developer of pharmaceutical and medical products in the PRC, including prescription and over-the-counter drugs, Chinese herbs, traditional Chinese medicines made from Chinese herbs, nutritional supplements, dietary supplements, and medical instruments. We are also engaged in proprietary research and development with the aim of creating new pharmaceutical products. We intend either (i) to control the medical formulas and other intellectual property relating to these new products ourselves, in which case we may have the products manufactured by third parties and delivered to us for distribution, or (ii) to sell or license the intellectual property to third parties. In 2006, we generated total revenues of $23,991,950, of which 86.6% came from product sales and 13.4% came from sales of intellectual property.

We purchase our products from drug manufacturers in the PRC under agreements that generally have a term of one year, some of which require us to make down payments at the beginning of the year. In 2006, our down payments to our suppliers totaled $600,000, and our five largest suppliers accounted for 61% of our supply purchases. We pay for our suppliers of the products we distribute at the time we place orders with our suppliers. As of September 30, 2007, the total balance of our advance payments to suppliers was $6.3 million. We have exclusive rights to nationwide distribution of seven products made by our suppliers, which accounted for 28.3% of our sales in 2006, and exclusive rights to distribution throughout Guangdong Province of 103 products made by our suppliers.

Our customers are typically medical product wholesalers, hospitals, and retail drug stores. In 2006, our five largest customers accounted for 46% of our revenues. We have approximately 800 customers.

We distribute approximately 2,200 pharmaceutical and medical products, including (i) prescription and over the counter medicines, (ii) traditional Chinese medicines, and (iii) herbs and nutritional supplements. In 2006, prescription and over the counter medicines accounted for $15,320,000, or 64.4% of total revenues, approximately half of which came from sales of our five highest-selling medicines. Traditional Chinese medicines accounted for 22.6% of total revenues in 2006, and herbs and nutritional supplements accounted for 0.14%.

We compete with large state-owned medicine distributors that are better capitalized than we are and that are entitled under PRC law to sell anesthesia products, which we may not sell. We believe that our competitive advantages include having our own research and development facilities, after-sale customer service, and sole distribution rights to seven medical products, as well as price, service and the ability to provide timely delivery.

We have received patents for five of our medical products, and have patents pending for seven others.

Our executive offices and Konzern’s executive offices are located at Guangri Tower, Suite 702, No. 8 Siyou South 1st Street, Yuexiu District, Guangzhou, China 510600, and the telephone numbers are (862) 8739-1718 and (862) 8737-8212. Our website can be found at www.chinamedicinecorp.com. Neither the information nor any other content on our website or any other Internet website is a part of this prospectus.

History of the Company

We are a Delaware corporation organized on February 10, 2005, under the name Lounsberry Holdings III, Inc., for the purpose of acquiring an operating business. Until February 2006, we were a shell company as that term is defined by SEC rules.

Reverse Acquisition

On February 8, 2006, we acquired an operating business and ceased to be a shell company by entering into a reverse merger transaction. In the reverse merger, we acquired all of the equity of Guangzhou Konzern Medicine Co., Ltd. (“Konzern”), a PRC distributor of pharmaceutical products, in exchange for issuing 6,530,000 shares of common stock, representing approximately 88.5% of our outstanding common stock, to the owners of Konzern. Beginning February 8, 2006, we have been engaged, through our wholly-owned subsidiary Konzern, in pharmaceutical distribution in the PRC. We serve as a holding company for Konzern and have no operations other than the operations of Konzern.

In connection with the acquisition of Konzern, we entered into:

•
A preferred stock purchase agreement pursuant to which we issued 3,120,000 shares of Series A Preferred Stock and warrants to purchase an aggregate of 7,389,476 shares of common stock to the owners of Konzern in exchange for $3,900,000. Each share of Series A preferred stock is convertible into one share of common stock.

•
A stock redemption agreement with Capital Markets Advisory Group, LLC ("Capital Markets"), which was then our principal stockholder, pursuant to which we purchased 928,000 shares of common stock from Capital Markets for $167,602, and repaid $32,398 of debt to Capital Markets, using the proceeds from the sale of the Series A preferred stock.

On May 10, 2006, we changed our name to China Medicine Corporation.

After the Reverse Acquisition

In late 2006, we created a PRC joint-venture company together with Guangzhou Ji'nan Science & Technology Industrial Group ("JSIG") and Mr. Dongsheng Yao for the purpose of discovering uses for aflatoxin-detoxifizyme, or ADTZ, an enzyme that can eliminate the carcinogen aflatoxin from food and animal feed. Konzern is to invest $2.2 million over the course of two years, and owns 70% of the equity of the joint venture.

In November 2006, we obtained approval from local government authorities for the distribution of medical supplies and devices throughout Guangdong Province. We began to sell and distribute medical supplies such as bandages and cotton swabs in the first quarter of 2007.

Recent Developments

Beginning in 2007, the Guangdong government established an on-line bidding system for medical distribution rights in Guangdong. Through the new system, we have obtained the rights to sell and distribute a total of 774 new products, which we will begin to distribute in 2008.

Before the Reverse Acquisition

Prior to July 25, 2000, Konzern was a state-owned medicine distribution company in Guangzhou, China. On July 25, 2000, Konzern was privatized through a sale of its capital stock.

Prior to 2004, Konzern did not engage in any research and development activities. In October 2003, we entered into a research and development agreement with the with the Pharmaceutical Research Institute of Nanhua University in Hunan Province to establish a research and development center at that university. Under the agreement, we contribute funds, including the salaries of the research personnel, in return for the ownership of the new medicines so developed. The center has developed four products, one of which is under review by the PRC State Food and Drug Administration, or SFDA.

The Offering

Common stock outstanding prior to commencement of this offering	7,380,000 shares (1)

Common stock outstanding as of January 7, 2008	14,821,641 shares (2)

Common stock being offered by us	0 shares

Total common stock that may be offered by selling stockholders in this offering, beginning October 18, 2006	10,609,476 (3)

Common stock not yet sold under this prospectus as of January 7, 2008	3,371,913 shares (4)

Common stock to be outstanding after the offering	24,764,122 shares (1)(6)

Use of Proceeds
We will not receive any of the proceeds from the sale of shares by the selling stockholders. However, if our outstanding warrants are exercised for cash, we will receive the net proceeds of the issuance of the underlying stock at the exercise price. Since the beginning of this offering, the selling stockholders have exercised warrants to purchase a total of 4,065,790 shares of our common stock, and we have received a total of $7,374,080 in proceeds from the issuance of those shares of common stock. If the selling stockholders exercise the rest of our outstanding warrants to purchase common stock for cash at the current exercise prices, we would issue an additional 3,260,264 shares of common stock and receive an additional $7,559,370 in proceeds from the issuance. The selling stockholders may choose not to exercise the remaining outstanding warrants for cash or at all. We will use all proceeds from the exercise of warrants for working capital and other general corporate purposes (5).

Limitation on Issuance of Common Stock:
No holder of our Series A preferred stock or our warrants can convert or exercise our securities into common stock if such holder and its affiliates would then own more than 4.9% of our outstanding common stock.

Our OTC Bulletin Board Trading Symbol	CHME.OB

Risk Factors	See "Risk Factors" beginning on page 10 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

(1) Does not include a total of 1,575,000 shares reserved for options, stock grants or other equity-based incentives under our 2006 long-term incentive plan.

(2) Does not include the 3,375,262 shares of common stock issuable upon (i) conversion of the 111,649 remaining outstanding shares our Series A preferred stock, (ii) exercise of our remaining outstanding Series A warrants to purchase a total of 378,948 shares of our common stock, or (iii) exercise of our remaining outstanding Series B warrants to purchase a total of 2,881,316 shares of our common stock held by the selling stockholders. If those shares of common stock, all of which are unissued as of January 7, 2008, are added to the total number of shares of our common stock outstanding, the resulting total number of shares is 18,196,903.

(3) At the time of commencement of this offering, the selling stockholders were offering a total of 10,609,476 shares of common stock, consisting of 100,000 shares already outstanding, 3,120,000 shares issuable upon conversion of our Series A preferred stock, and 7,389,476 shares issuable upon exercise of our outstanding Series A and Series B warrants.

(4) Of the initially-registered 10,609,476 shares of common stock that may be sold under this prospectus, 7,137,563 have been sold as of January 7, 2008, and 3,471,913 remain registered and available for sale under this prospectus as of the same date.

(5) As of January 7, 2008, the selling stockholders have exercised 3,315,790 of our Series A Warrants at exercise prices of $1.75 per share (1,124,750 shares) and $1.70 per share (2,191,040 shares), yielding proceeds to the Company of $5,574,080 for exercise of Series A Warrants, and have exercised 725,000 of our Series B Warrants at an exercise price of $2.40 per share, yielding proceeds to the Company of $1.8 million for exercise of Series B Warrants. The selling stockholders have not performed cashless exercise of any of our warrants.

(6) Assumes prior conversion into common stock of all of our outstanding Series A preferred stock and exercise of all of our outstanding warrants to purchase common stock.

Selling Stockholders

The selling stockholders acquired their shares in private placements 2005 and 2006 or, in some cases, in private purchases of stock from stockholders that acquired their shares in private placements in 2005 and 2006.

•
In February 2005, in connection with our incorporation in Delaware, we issued 1,000,000 shares of common stock to Capital Markets Advisory Group, LLC and 20,000 shares to Mark Allen for nominal consideration. In February 2006, in connection with the reverse acquisition, we repurchased 928,000 shares of our common stock from Capital Markets for $167,602.

•
In December 2005, we issued 8,000 shares of common stock to a group of 40 individuals in exchange for consideration of $2,000. Approximately 28 of the purchasers have relationships with Southridge Investment Group, LLC (“Southridge”), an entity affiliated by common ownership with our majority stockholder at that time, Capital Markets.

•
On February 8, 2006, we executed a private financing transaction in which, for a purchase price of $3,900,000, we issued to four of the selling stockholders (i) 3,120,000 shares of Series A Preferred Stock and (ii) warrants to purchase an aggregate of 7,389,476 shares of common stock. Each share of Series A preferred stock is convertible into one share of common stock.

This prospectus forms a part of a registration statement that we initially filed with the SEC in 2006, and that we are now updating and amending, in order to register a total of 10,609,476 shares of common stock, consisting of (a) 100,000 outstanding shares of our common stock held by selling stockholders, (b) 3,120,000 shares of our common stock that are issuable upon conversion of our outstanding Series A preferred stock, and (c) 7,389,476 shares of common stock issuable upon exercise of our outstanding warrants. As of the date of this prospectus, there are 3,371,913 remaining shares that the selling stockholders may sell under this prospectus.

Plan of Distribution

This offering is not being underwritten. The selling stockholders may sell their shares from time to time in privately negotiated transactions or in transactions on the OTC Bulletin Board or other stock exchange on which the shares may be listed in the future. The shares may be sold at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. To the extent required, specific information about a particular sale (such as the purchase price and public offering prices, the names of any broker or dealer, and any applicable commission or discounts) will be described in an accompanying prospectus. We intend to keep this prospectus current until all of the common stock being offered under this prospectus is sold. The selling stockholders may offer the common stock pursuant to this prospectus so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement of which this prospectus forms a part.

We will pay all expenses of registration incurred in connection with this offering (estimated to be approximately $51,000), but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Summary Financial Information

The tables below present summary financial information as of, and for the nine-month periods ended, September 30, 2007 and 2006, and as of, and for the years ended, December 31, 2006 and 2005. The nine-month information is taken from our unaudited financial statements and the year-end information is taken from our audited financial statements, both of which appear elsewhere in this prospectus.

Statement of Operations Information:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005
Revenues	25,945,901	15,445,694	23,991,950	14,925,903
Gross profit	7,915,999	5,535,363	8,974,850	6,269,030
Income from operations	5,043,262	3,249,197	6,184,212	5,279,270
Income before income taxes	5,046,866	3,105,440	5,984,267	5,690,170
Net income	4,096,769	2,375,609	4,787,874	5,690,170
Comprehensive income	4,997,208	2,575,449	5,059,665	5,791,302
Earnings per share (basic)	0.35	0.33	0.65	0.87
Weighted average shares of common stock outstanding (basic)	11,585,981	7,250,926	7,352,082	6,530,000
Earnings per share (diluted)	0.30	0.31	0.63	0.87
Weighted average shares of common stock outstanding (diluted)	13,886,051	7,563,893	7,653,584	6,530,000

Balance Sheet Information:

	September 30, 2007	December 31, 2006
Working capital*	23,574,193	12,826,379
Total assets	26,167,553	14,642,399
Total liabilities	1,165,402	600,027
Retained earnings	12,076,011	7,979,242
Stockholders’ equity	24,107,118	13,133,892

* Working capital is calculated by subtracting current liabilities from current assets.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider all of the risks described below, together with the other information contained in this prospectus, before making a decision to purchase our common stock. You should only purchase our common stock if you can afford to lose your entire investment.

Risks Associated with Our Business

Supply interruptions could damage our core business.

Many of the products we distribute are derived from plant products, whose availability and price could be affected by any of the factors that affect crop growth and availability, including weather, fire, insects, and disease. Most of the products we distribute are produced through complex manufacturing processes that must be designed and executed with precision. If our suppliers are not able to acquire the raw materials or complete the manufacturing process needed to produce the products that we purchase from them, our business will suffer. In addition, we purchase most of our raw materials from a small number of suppliers. In 2006, our five largest suppliers accounted for approximately 61% of our purchases. If any of these suppliers were to become unable or unwilling to supply our raw materials at reasonable prices, we would be forced to look to other suppliers to meet our demand for materials. Although we believe that alternative suppliers are available for each of the ingredients in our major products, there is no guarantee that all of these ingredients are or will continue to be available in the future, or that they will be available at prices similar to those we are accustomed to paying. Although we have not experienced any supply disruptions in the past, there is no guarantee they will not occur in the future. As a result, the loss of a supplier could impair our ability to operate profitably.

Interruptions of deliveries to customers could damage our core business.

We generate most of our revenues by delivering products to our customers. Our performance therefore depends on the smooth and reliable functioning of all aspects of the delivery process, including vehicles (primarily trucks), availability of gas at historically typical prices, and infrastructure, especially roads, bridges and tunnels. If we are not able to secure trucks and delivery services at the rates to which we are accustomed; if gas prices rise significantly; or if roads are damaged by weather or earthquakes or other extraordinary events or are not repaired after ordinary wear, our ability to make deliveries would suffer, and therefore our ability to generate revenue, our financial results, and our competitive position would all suffer.

Because a significant portion of our revenue comes from a small number of customers, the failure of one of our customers could damage our financial condition.

Our five largest customers accounted for 59% of our revenue for 2006, and 75% of our revenue for 2005. Our contracts customers are not required to make minimum purchases from us or to refrain from purchasing competing products from other companies.

Because a substantial portion of our sales are made to a small number of customers, our accounts receivable from a small number of customers may represent a large percentage of our accounts receivable and assets. Our largest account receivable at September 30, 2007 was $1,250,000, representing 4.8% of our total assets and 5.3% of our working capital, and accounts receivable from our five largest customers at that time totaled approximately $3.5 million, representing 13.4% of our total assets and 14.9% of our working capital. This concentration of accounts receivable represents a significant credit risk. The failure of any of these customers to pay their obligations to us in a timely manner would harm our financial condition.

If the medicines we distribute are found to cause severe side effects or other harm, or the drug formulas we own or develop are found to be defective, we could suffer serious consequences.

The products we distribute may be dangerous if taken in the wrong doses, if subject to manufacturing process defects or tampering, or if badly designed or inadequately tested prior to their release. As the distributor of drugs and other medical products, we may be subject to liability in the event that claims of harm resulting from the use of our products are made. In the case of drugs that we are developing, we could face liability not only as a distributor but also as the designer and formula owner of the drugs. Such a claim could lead to:

•	a withdrawal or modification of government approvals of such medicines;

•	a government requirement that we recall or participate in the recall of one or more of our medicines;

•	a decline or cessation of sales of the medicine;

•	damage to our reputation and competitive position, and reduced success in securing distribution rights from manufacturers;

•
claims against us by persons or entities claiming harm, including lawsuits against us by persons who may have experienced severe side effects or other harm; claims from customers that we have failed to fill orders to specifications; claims from purchasers of our formulas that we have failed to deliver the formulas as promised; and claims

•
the need for us to devote significant resources to improve a defective formula or create a new formula for an affected medicine, to change the way we market a formula or medicine, to conduct additional clinical trials or demand that they be conducted by a manufacturer, or to change the labeling of a medicine or demand that labeling be changed by a manufacturer; and

•	the total or partial loss of the value of an affected formula;

The occurrence of any of these events would harm our sales of the affected medicines and substantially increase the costs of marketing these medicines, and could cause serious harm to our revenues, profitability, and competitive position.

We have significant financial commitments under joint venture agreements with no assurance that the ventures will ever be profitable.

We have funding obligations with respect to three joint ventures that our management has identified as potential sources of substantial future profits, but which may never generate any profits at all:

•
a joint-venture company called “Co-Win,” which we formed in 2006 together with Guangzhou Ji'nan Science & Technology Industrial Group (JSIG) and Mr. Dongsheng Yao, with the purpose of developing applications for aflatoxin-detoxifizyme, or ADTZ, an enzyme that can eliminate aflatoxin from food and animal feed. We have a total commitment to Co-Win of approximately $2.2 million, of which $625,000 has been paid and the balance is payable over a two year period.

•
a research and development center at Nanhua University in Hengyang City, Hunan Province, China, which we established together with the Pharmaceutical Research Institute of Nanhua University in 2003. Under the agreement governing the creation of the center, Konzern contributed $380,000 is 2005, $270,000 in 2006, and $230,000 in the first nine months of 2007, in order to fund the center’s budget, including the salaries of research personnel, in return for ownership of the new medicines developed by the center. The center has developed four products, one of which is under review by the PRC State Food and Drug Administration. None of the products have yet been sold.

•
a funding project with Guangzhou Laitai Pharmaceutical Co., Ltd. (“Laitai”), in which we fund research in exchange for distribution rights for any developed medicines. In the nine months ended September 30, 2007, we provided $133,470 and in fiscal 2006 we provided $168,540 to Laitai.

•
There is no guarantee that any of these ventures will develop a marketable or profitable product or intellectual property with a value equal to or greater than our investment. We may enter into other research and development agreements in the future in which we undertake funding obligations with no assurance that a profitable product will be developed. There is no guarantee that future research and development ventures pursued by management will succeed. Poor performance of any of these ventures would limit our growth and could harm our profitability and competitive position.

The increased expenses resulting from our status as a public company may impair our ability to operate profitably.

As a result of the reverse acquisition in February 2006 and our resulting status as a public company with obligations to file disclosure reports with the SEC, our ongoing expenses have increased significantly. Our increased expenses include (a) ongoing public company expenses such as (i) increased legal and accounting expenses relating to our new reporting requirements and our agreement with the initial investors that we would register the shares of common stock covered by this prospectus, (ii) expenses incurred in complying with the internal-control requirements of the Sarbanes-Oxley Act, and (iii) obligations incurred in connection with the reverse acquisition; (b) expenses related to increased compensation to our officers as appropriate to the greater responsibilities of managing a public company; and (c) additional expenses relating to the hiring of a chief financial officer who is familiar with United States GAAP. There is no guarantee that we will succeed in generating sufficient income to grow or remain profitable given these increased expenses.

Because we are dependent on our management, the loss of key executive officers or a key consultant and the failure to hire additional qualified key personnel could harm our business.

Our business is largely dependent upon the continued efforts of our chief executive officer, Senshan Yang, and our executive vice president, Minhua Liu, whose managerial expertise would be difficult or impossible to replace. Both Mr. Yang and Ms. Liu are also directors. We do not have a long-term contract with any of our officers except other than Ms. Liu, whose employment agreement was renewed at the end of December, 2007. The loss of either of these individuals could have a material adverse effect upon our ability to operate profitably.

We must make significant cash payments for our product supplies long before we generate revenue from sales of those products. We may therefore require cash from outside sources to purchase supplies and run our business, even if our sales increase.

Our suppliers require us to comply with strict payment terms that are written into our supply contracts. The collection periods for our accounts receivable typically range from three months to one year; we are required to pay our suppliers in advance for a significant portion of the purchase price; and we must maintain deposits with some of our suppliers. It generally takes our supplies one to two months to deliver products once we place a purchase order. In addition, some of our customers, especially hospitals, require payment terms that allow them to pay for our deliveries months after they have been made. As a result, we spend large amounts of cash for the products we distribute long before we generate revenue from sales of those products. Our business is therefore cash-intensive. We do not have an accounts-receivable or inventory-based credit facility in place to provide liquidity when it is needed. Therefore, sales of our products may not generate sufficient cash to enable us to pay our suppliers while awaiting payment on our receivables, and we may be forced to seek outside financing to continue operations. There is no guarantee that we will obtain financing when needed, on beneficial terms or on any terms at all. If we cannot obtain financing on reasonable terms to provide needed liquidity, we may be forced to limit or halt operations, which could severely damage our business, competitive position, and financial results.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

Because of the limited extent of the public market for our common stock, the terms of our recent private placement, the number of outstanding warrants, and the exercise price and other terms on which we may issue common stock upon exercise of the warrants, it may be difficult for us to raise additional capital if required for our present business and for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to investors and pay damages in the event that a registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion price of the Series A preferred stock and exercise price of the warrants held by the investors in our February 2006 private placement, under the terms of the warrants and the preferred stock purchase agreement. Under those terms, if we issue common stock at a price which is less than the conversion price of the Series A preferred stock ($1.25) or the exercise price of the warrants (currently $1.70 for Series A Warrants and $2.43 for Series B Warrants), the conversion and exercise prices are to be proportionately reduced, which could result in the holders of our preferred stock and warrants receiving substantially more shares of our stock than initially anticipated.

Lack of cash may prevent us from making identified acquisitions, and the financing of successful acquisitions may have negative consequences.

An important part of our growth strategy is to seek expansion by making strategic acquisitions. If we have insufficient cash, due to our long collection cycle for accounts receivable or for other reasons, and if we are unable to raise financing on reasonable terms, we may miss opportunities to make acquisitions that would benefit the Company. The loss of such opportunities could limit our future growth, and the opportunities could be seized by our competitors to make acquisitions and improve their competitive position relative to us. In the case where we are able to make a desired acquisition by borrowing funds or issuing equity securities, there is no guarantee that the terms of the borrowing or issuance will be justified by the ultimate value of the acquisition to the Company. Any issuance of equity would result in dilution to our stockholders. As of the date of this prospectus, we do not have any agreement or understanding, either formal or informal, as to any potential acquisition.

Acquisitions may disrupt our operations.

If we make acquisitions, we could have difficulties integrating the acquired companies' personnel and operations with our own, including:

•	difficulties integrating acquired products, services, operations and rights into our existing business;

•	potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effects of any government regulations which relate to the acquired business;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Even if we manage these difficulties, there is no guarantee that the increased revenue resulting from the acquisition will outweigh the costs of the acquisition, the integration and the continuing operations of our larger, consolidated company.

Our operating results in future periods may vary from quarter to quarter and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

Our revenue and operating results have fluctuated from quarter to quarter significantly in the past. For example, in 2007, total revenue for the quarter ended March 31 was approximately $5.1 million, and total revenue for the quarter ended September 30 was $12.6 million. We expect that fluctuations in both revenue and net income will continue due to a variety of factors, many of which are outside of our control, including the needs of our customers, competitive products offered by others, consumer preferences, the extent of our research and development activities, and seasonal purchasing patterns of our customers. Due to such risks, you should not rely on period-to-period financial comparisons as an indication of future performance.

A few of our stockholders control most of our common stock.

The majority of our outstanding common stock is owned by the former owners of Konzern, Senshan Yang, our chief executive officer and a director, Minhua Liu, our executive vice president and a director, and Junhua Liu, the brother of Minhua Liu. They presently have the voting power to elect all of the directors and approve any transaction requiring stockholder approval and can take action by stockholder consent without a stockholders' meeting. There is no guarantee that their judgment will be the same as yours on important matters affecting the Company, including whether to make acquisitions, be acquired by another company, authorize new shares of stock, and maintain or dismiss members of management.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we may fail to comply in spite of those efforts.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-KSB. In addition, the public accounting firm auditing the company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. These requirements are not presently applicable to us. If and when these regulations become applicable to us, and if we are unable to conclude that we have effective internal controls over financial reporting or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have not yet begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

We may be required to pay liquidated damages because the registration statement of which this prospectus is a part was not declared effective in a timely manner and if we do not maintain a board consisting of a majority of independent directors.

The registration rights agreement which we executed in connection with the February 2006 private placement required us to file a registration statement by April 10, 2006 and to have the registration statement declared effective by the SEC by August 8, 2006. Under the terms of the agreement, our failure to meet either deadline obligates us to issue to the investors, as liquidated damages, 1,025 shares of Series A preferred stock for each day that we fail to meet either of the scheduled dates or if we fail to keep the registration statement effective thereafter, although no liquidated damages are payable if we fail to meet the required filing date but meet the required effective date. We filed the initial registration statement three days late. Thus, the terms of the registration rights agreement would require us to issue 3,075 shares of Series A preferred stock for our failure to file the registration statement by April 10, 2006 plus an additional 1,025 shares of Series A preferred stock for each of the 68 days between August 8, 2006 and October 17, 2006, the date on which the registration statement was declared effective by the SEC. At that time, the total number of shares to be issued as liquidated damages under the registration rights agreement was 72,775.

We may also be deemed to owe such liquidated damages for failure to maintain the effectiveness of the registration statement from December 1, 2007 until the amended registration statement of which this prospectus forms a part is declared effective by the SEC. As of December 13, 2007, we may be deemed to have an obligation to issue 14,350 shares of Series A preferred stock to the investors. The investors have not requested that we issue any shares as liquidated damages under the registration rights agreement, and we have not issued any such shares.

The purchase agreement relating to the February 2006 private placement also requires us to maintain a board of directors on which a majority of directors are independent directors and an audit committee composed solely of independent directors and the compensation committee with a majority of independent directors. Our failure to continue to meet these requirements could result in our payment of liquidated damages that could be payable in cash or by the issuance of additional shares of Series A preferred stock, as the investors shall determine.

Risks Associated with Doing Business in the PRC

Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of that business.

The PRC's economy is in transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case.

A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for several decades, there can be no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the political, economic and social situation of the PRC.

The laws and regulations of the PRC that govern our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may harm our business.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with certain PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement involves substantial uncertainty.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

We could be affected by recent and continuing events affecting the drug industry in the PRC.

In July 2007, representatives of the PRC’s leading food and drug regulatory bodies held a joint news conference to emphasize their determination to crack down on the production and export of fake and counterfeit food and medicine in China. During the preceding several months, China’s food, drug, chemical and other industries were the subject of many stories in the international press regarding the export of dangerous and uncertified products from China, including industrial chemicals found in pet food in the U.S., a toxic chemical substituted for glycerin in cold medicine sold in Panama, and lead paint found in toys made in China and sold in the U.S. Also in July 2007, the PRC government executed the former head of the State Food and Drug Administration for accepting bribes and failing to police the marketplace. While we cannot know what further steps the government will take to police the pharmaceutical market in China, those steps could include harsher sanctions for smaller violations of law, regulation, or policy, reductions in the opportunities available to companies to defend against accusations of violations, forced closure of companies, and broad changes to the regulatory system in which companies in the industry operate. Any such steps could have a significant impact on our profitability or our ability to continue operations, which impact cannot currently be predicted or quantified.

Konzern is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investments in our subsidiaries. As a result of our holding company structure, we rely primarily on dividends payments from Konzern, our subsidiary in China. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Konzern is also required to set aside a portion of its after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if Konzern incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or Konzern are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also in the future restrict access to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may harm your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would diminish the value of the proceeds of the offering and thereby diminish the usefulness of the offering to us. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in significant appreciation of the Renminbi against the U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

PRC regulations regarding offshore financing activities by PRC residents may increase our administrative burdens and hinder the implementation of our acquisition strategy, and a failure by our shareholders who are PRC residents to make filings required by such regulations could make us ineligible to distribute profits and could expose us and our PRC-resident shareholders to liability under PRC law.

The PRC’s State Administration of Foreign Exchange (“SAFE”), through its Notice 75, which became effective November 1, 2005, requires registration with SAFE by the PRC-resident shareholders of any foreign holding company (such as China Medicine) that owns a PRC entity (such as Konzern). Without registration, the PRC company cannot remit any profits out of the PRC as dividends or otherwise. Our shareholders who are PRC residents must comply with the registration and disclosure requirements provided in SAFE Notice 75. Mr. Senshan Yang, our President and Chief Executive Officer and a PRC-resident shareholder of the Company, has completed registration with SAFE and was issued a SAFE certificate on January 28, 2006. We are in the process of determining whether there are additional shareholders who are subject to SAFE Notice 75 and whose compliance status will have a material effect on our ability to remit any of our profits out of the PRC as dividends or otherwise.

In the event that the proper procedures are not followed under SAFE Notice 75, we could lose the ability to remit funds outside of the PRC and would therefore be unable to pay dividends or make other distributions. Our PRC-resident shareholders could be subject to fines, other sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in the PRC. However, the PRC's system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC's legal system is based on written statutes; a decision by one judge does not set a legal precedent that judges in other cases are required to follow. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC's political, economic or social life will not affect the ability of the PRC government to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

A slowdown or other adverse developments in the PRC economy may harm our customers, demand for our services and our business.

All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that this growth will continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for natural gas or gas distribution systems from industrial or domestic users. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our products and harm our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth could lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may harm our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Because our principal assets are located outside of the United States and nearly all of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and some directors in the U.S. or to enforce a U.S. court judgment against us or them in the PRC.

Four of our five directors and all of our officers reside outside of the United States. In addition, our operating subsidiaries are located in the PRC and substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

Because the scope of our business license is limited, we may need government approval to expand our business.

We are a wholly-owned foreign enterprise, commonly known as a WOFE. The scope of our business is narrowly defined for all businesses in China and the WOFE can only conduct business within its approved business scope, which ultimately appears on the business license. Our license permits us to operate as a distributor of drugs. Any amendment to the scope of our business requires further application and government approval. Inevitably, there is a negotiation with the authorities to approve as broad a business scope as is permitted, and we cannot assure you that we will be able to obtain the necessary government approval for any change or expansion of our business.

If we are not be able to protect our intellectual property rights, our business may be impaired.

We have developed proprietary products, which are based on formulation and know-how developed by us, either by ourselves or pursuant to agreements with others. All of our products are manufactured by others. The protection of intellectual property in the PRC is weak, and we cannot give any assurance that we will be able to protect our intellectual property rights. The value of our proprietary products, and our ability to generate revenue from these products, would be severely impaired if we are not able to protect our rights in these products.

If the PRC enacts regulations which forbid or restrict foreign investment, our ability to grow may be severely impaired.

We intend to expand our business both by increasing our product range and making acquisitions of companies primarily in the pharmaceutical and related industries. In addition, we may seek to manufacture our own products. Many of the rules and regulations that we would face are not explicitly communicated, and we may be subject to rules that would affect our ability to grow, either internally or through acquisition of other Chinese or foreign companies. There are also substantial uncertainties regarding the proper interpretation of current laws and regulations of the PRC. New laws or regulations that forbid foreign investment could severely impair our businesses and prospects. Additionally, if the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our Internet related business.

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Although the government of the PRC has been pursuing economic reform policies, government policies are subject to rapid change and the government may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the PRC will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in the PRC remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of State-owned Land Use Rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our future expansion, especially if we seek to commence manufacturing operations. The government of the PRC also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.

Price controls may affect both our revenues and net income.

The laws of the PRC provide for the government to fix and adjust prices. During 2006, some of our products became subject to price controls which affected our gross profit, gross margin and net income for the six months ended June 30, 2006. It is possible that additional products may be subject to price control. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our sales will be limited and we may face no limitation on our costs. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, "planned economy," meaning it functions and produces according to governmental plans and pre-set targets or quotas and price controls. We cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the level of state-owned enterprises in the PRC, as well as the level of governmental control over the allocation of resources is greater than in most of the countries belonging to the OECD;

•	the level of capital reinvestment is lower in the PRC than in other countries that are members of the OECD;

•	the government of the PRC has a greater involvement in general in the economy and the economic structure of industries within the PRC than other countries belonging to the OECD;

•	the government of the PRC imposes price controls on certain products and our products may become subject to additional price controls; and

•
the PRC has various impediments in place that make it difficult for foreign firms to obtain local currency, as opposed to other countries belonging to the OECD where exchange of currencies is generally free from restriction.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of the OECD member countries.

We may have limited legal recourse under Chinese law if disputes arise under contracts with third parties.

Almost all of our agreements with our employees and third parties, including our supplier and customers, are governed by the laws of the PRC. The legal system in the PRC is a civil law system based on written statutes. Unlike common law systems, such as we have in the United States, it is a system in which decided legal cases have little precedential value. The government of the PRC has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction under Chinese law are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. Since our products are taken as medicine, any damages which we sustain could be material to our assets and earnings. If the nature or amount of any uninsured loss is significant, we may be unable to continue in business.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If the United States imposes trade sanctions on the PRC due to its current currency, export or other policies, our ability to succeed in the international markets may be diminished.

The PRC currently "pegs" its currency to the a basket of currencies, including United States dollar. This means that each unit of Chinese currency has a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries' currencies. This policy is currently under review by policy makers in the United States. Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. There is increasing pressure for the PRC to change its currency policies to provide for its currency to float freely on international markets. As a result, Congress is considering the enacting legislation which could result in the imposition of quotas and tariffs. If the PRC changes its existing currency policies or if the United States or other countries enact laws to penalize the PRC for its existing currency policies, our business may be adversely affected, even though we do not sell outside of the PRC. Further, we cannot predict what action the PRC may take in the event that the United States imposes tariffs, quotas or other sanctions on Chinese products. Even though we do not sell products into the United States market, it is possible that such action by the PRC may nonetheless affect our business since we are a United States company, although we cannot predict the nature or extent thereof.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, such as bird flu, could adversely affect our business.

A renewed outbreak of SARS or another widespread public health problem, including bird flu, in China, where all of our revenues are derived, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the economy of the PRC.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

Under the PRC's current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect dividends paid to stockholders outside of the PRC. However, if the foregoing exemption is removed, we may be required to deduct certain amounts from any dividends we pay to our stockholders.

Risks Associated with Our Common Stock

There is a limited trading market for our common stock.

Although our common stock is registered with the SEC pursuant to the Securities Exchange Act of 1934, there is a limited market for our common stock, which developed after the commencement of this offering. There is no guarantee that there will ever be a broader market for our common stock or that if such a market develops, that it will continue. Our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	announcements that our revenue or income are below analysts' expectations;

•	general economic slowdowns;

•	matters affecting the economy of the PRC and the relationship between the United States and the PRC;

•	changes in market valuations of both similar companies and companies whose business is primarily or exclusively in the PRC;

•	sales of large blocks of our common stock;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of internationally-based companies.

•	concern by potential investors that the large number of shares of common stock which may be sold pursuant to this prospectus may have a downward effect upon the market price of the stock.

•	the effect of sales pursuant to this prospectus on the trading volume of our common stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors has and in the future may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the certificate of designation relating to the Series A restricts our ability to issue additional series of preferred stock, we may issue such shares in the future.

Shares may be issued pursuant to our stock plans which may affect the market price of our common stock.

We may issue stock upon the exercise of options or pursuant to stock grants covering a total of 1,575,000 shares of common stock pursuant to our 2006 long-term incentive plan, under which options to purchase 430,000 shares of common stock at $1.25 per share are outstanding. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock. If we issue all of the shares of common stock issuable pursuant to the plan, these shares will represent approximately 17.6% of the outstanding common stock, based on the presently outstanding shares of common stock and approximately 13.0% of the outstanding common stock, based on the presently outstanding common stock plus the shares issuable upon conversion of the Series A preferred stock, with a related dilution to the other holders of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We also are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We may be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Because of our cash requirements and restrictions in our preferred stock purchase agreement we may be unable to pay dividends.

We expect to retain any earnings to finance the growth of our business. Further, we are prohibited from paying dividends on our common stock while the Series A preferred stock is outstanding.

Because we may be subject to the "penny stock" rules, you may have difficulty in selling our common stock.

If a public market develops for our common stock and if our stock price is less than $5.00 per share, our stock may be subject to the SEC's penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of "penny stock," we lack protections provided by federal securities laws relating to forward-looking statements.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if our common stock is a “penny stock,” we will not have the benefit of this safe harbor protection in the event of any claim based upon the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

We cannot predict when or whether an active market for our common stock will develop.

In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The registration and potential sale by our stockholders of a significant number of shares could encourage short sales by third parties.

Because there is no public market for our stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale the offered shares and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

Because the purchasers of our Series A preferred stock have a right of first refusal for future offering of our stock, we may have difficulty in raising additional funds if required for our business.

The selling stockholders who purchased their securities in our February 2006 private placement, have the right to participate in any future funding. These provisions may prevent us from raising additional funds.

Because the holder of our warrants have cashless exercise rights, we may not receive proceeds from the exercise of the outstanding warrants if the underlying shares are not registered.

The holders of our warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first twelve months that the warrants are outstanding and thereafter if the underlying shares are subject to an effective registration statement. To the extent that the holders of the warrants exercise this right, we will not receive proceeds from such exercise.

The issuance and sale of the registered common stock could result in a change of control.

If we issue all of the 10,609,476 shares issuable upon conversion of the Series A preferred stock and exercise of the warrants, the 10,609,476 shares of common stock offered by the selling stockholders would constitute 53% of our then outstanding common stock. The percentage would increase to the extent that we are required to issue any additional shares of common stock pursuant to the anti-dilution and adjustment provisions of the Series A preferred stock. Any sale of all or a significant percentage of those shares to a person or group could result in a change of control.

USE OF PROCEEDS

We will not receive any of the proceeds from any sales by the selling stockholders of their common stock. If the selling stockholders exercise any of the outstanding warrants to purchase a total of 7,389,476 shares of our common stock for cash, we will receive the proceeds from the issuance of that stock at the exercise price. The maximum total exercise price of all of our outstanding warrants is approximately $15.7 million, which we would receive only if all of the warrants were exercised at their original exercise prices, which were $1.75 per share as to warrants to purchase 3,694,738 shares of common stock and $2.50 per share as to warrants to purchase an additional 3,694,738 shares of common stock. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes. In the event that the exercise price of the warrants is reduced as a result of our failure to meet the required level of pre-tax income per share, the total proceeds from the exercise of the warrants could be reduced by up to 50%, with the result that the total proceeds would be reduced by up to $7.85 million. We cannot assure you that any of the warrants will be exercised.

As of January 4, 2008, we have received $7,157,575 in proceeds from the issuance of our warrants, and warrants to purchase 2,401,316 shares of our common stock remain outstanding.

In April 2007, the exercise price of our Series A warrants was reduced from $1.75 to $1.70 per share and the exercise price of our Series B warrants was reduced from $2.50 to $2.43 per share because we missed certain performance targets set forth in the [securities purchase agreement we entered into with private investors on February 8, 2006.

The holders of our warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first twelve months that the warrants are outstanding and thereafter if the underlying shares are subject to an effective registration statement. The twelve month period ended on February 8, 2007. To the extent that the holders of the warrants exercise this right, we will not receive proceeds from such exercise. As of the date of this prospectus, there has been no cashless exercise of any of our warrants.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of September 30, 2007, the number of shares of our common stock that may be offered by the selling stockholders as of January 7, 2008 pursuant to this prospectus, and the number of shares owned by each selling stockholder as of the start of this offering on October 18, 2006. No selling stockholder will own any shares of our outstanding common stock upon completion of the offering. The table and the other information contained under the captions "Selling Stockholders" and "Plan of Distribution" have been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name	No. of shares beneficially owned as of Jan. 7, 2008	No. of shares being offered as of Jan. 7, 2008	Percentage of class as of Jan. 7, 2008	No. of shares beneficially owned as of Oct. 18, 2006
Barron Partners, LP(1)	118,234	118,234	0.8%	8,892,632
Ray and Amy Rivers, JTWOS	475,948 (5)	475,948 (5)	3.2%	538,948
Steve Mazur	475,948 (5)	475,948 (5)	3.2%	538,948
William M. Denkin	475,948 (5)	475,948 (5)	3.2%	538,948
Capital Markets Advisory Group, LLC(2)	—	—		72,000
Mark Allen	—	—		20,000
Nelson Broms	200	200	*	200
Pearl Broms	200	200	*	200
CFO Managed Fund I, LLC(3)	200	200	*	200
Jeffrey Hicks	—	—		200
Anna Crawford	—	—		200
Christopher Toppin	200	200	*	200
James McKeever	200	200	*	200
Antonio A. Yenidjeian	200	200	*	200
Stephen Hieber	200	200	*	200
Susan Isley	—	—		200
Gina Pacific	—	—		200
Joanne Leftwich	200	200	*	200
Emilia P. Cantelio	200	200	*	200
Mary Ellen Schloth	200	200	*	200
Brenda Garzi	—	—		200
Joseph Garzi	—	—		200
Gabrielle Guttman	200	200	*	200
Brittany Moss	—	—		200
Jennifer Rasmussen	—	—		200
Brooke Rodgerson	200	200	*	200
John Rodgerson	200	200	*	200
Erika Magnussen	—	—		200
Zoe Hicks	—	—		200
Ellen Hicks	—	—		200
Carol Hicks	—	—		200
Bradley Hicks	—	—		200
Mary Hicks	—	—		200
Taylor Hicks	—	—		200
Jonathan Hicks	—	—		200

Lori Cipot	200		200		*	200
Tonya Toriari	200		200		*	200
Sarah Licata	—		—			200
Debra Case	200		200		*	200
Claire Byl	200		200		*	200
Kendall Byl	200		200		*	200
Tracy Byl	200		200		*	200
Michael Byl(4)	200		200		*	200
Jean McKeever	200		200		*	200
Larry Ditkoff	200		200		*	200
Henry Sargent	—		—			200
JMG Capital Partners LP	94,500	(5)	94,500	(5)	0.64%	0
JMG Triton Offshore Fund Ltd.	94,500	(5)	94,500	(5)	0.64%	0

* In the aggregate less than 0.1% of class.

(1) Mr. Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners.

(2) Mr. Stephen Hicks has sole voting and dispositive power over the shares beneficially owned by Capital Markets. Although Capital Markets is not a broker-dealer, it is an affiliate of a broker dealer in that Mr. Hicks has a voting and dispositive control of securities owned by Capital Markets and Southridge Investment Group, LLC, a broker-dealer.

(3) Mr. William Schloth has sole voting and dispositive power over the shares beneficially owned by CFO Managed Fund I LLC.

(4) Mr. Byl is president of Southridge Investment Group, LLC, a broker-dealer.

(5) Ray and Amy Rivers, Steve Mazur, and William M. Denkin each sold warrants to purchase 63,000 shares of common stock, 94,500 of which were purchased by JMG Capital Partners LP, and 94,500 of which were purchased by JMG Triton Offshore Fund Ltd.

Except for JMG Capital Partners LP and JMG Triton Offshore Fund Ltd., the selling stockholders acquired their shares in private placements in 2005 and 2006.

None of the selling stockholders holds, or within the past three years has held, any position, office or material relationship with us or any of our predecessors or affiliates, except as follows: In connection with our organization in February 2005, we issued 1,000,000 shares of common stock to Capital Markets and 20,000 shares of common stock to Mark Allen for nominal consideration. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares of common stock from Capital Markets for $167,602, and paid $32,398 of debt due to Capital Markets. Mr. Allen was president and director of Lounsberry from its organization until the reverse acquisition in February 2006.

The shares of common stock being offered by Barron Partners, Ray and Amy Rivers (as joint tenants with right of survivorship), Steve Mazur and William M. Denkin represent the shares of common stock issuable upon conversion of the Series A preferred stock and an exercise of the warrants that were issued in the February 2006 private placement. See "Selling Stockholders - February 2006 Private Placement" for information relating to the shares of common stock issuable to them.

None of the selling stockholders are broker-dealers except for Capital Markets and Mr. Byl, who are affiliates of broker-dealers. Capital Markets purchased its shares in connection with the organization of Lounsberry and Mr. Byl acquired his shares in the normal course of his business. Three other selling stockholders, Steve Mazur, Ray Rivers, and William M. Denkin, are employees but not affiliates of a broker-dealer, CRT Capital LLC. Although they do not have an ownership or control relationship with, and are not officers, directors, members or partners of, the broker-dealer, Mr. Mazur, Mr. Rivers and Mr. Denkin may, nonetheless, be deemed affiliates of the broker-dealer. The selling stockholders who are affiliates and employees of broker-dealers purchased their shares in the ordinary course and at the time of purchasing the securities they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The purchase agreement, the certificate of designation relating to the Series A preferred stock and the warrants all provide that the preferred stock cannot be converted and the warrant cannot be exercised to the extent that the number of shares of common stock held by the selling stockholder and his affiliates after such conversion or exercise would exceed 4.9% of the outstanding common stock. Beneficial ownership is determined in the manner provided in Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 of the SEC thereunder. This provision, which cannot be modified, limits the ability of the holders of the Series A preferred stock and warrants to convert their shares of Series A preferred stock and exercise their warrants. Based on our 14,821,641 shares of common stock outstanding on January 7, 2008, Barron Partners, Ray and Amy Rivers, Steve Mazur and William M Denkin may not convert Series A preferred stock or exercise warrants if the conversion or exercise would result in their owning more than 726,260 shares of common stock at any one time. This limitation applies separately to each of these selling stockholders. As the number of shares of common stock increases, whether upon conversion of Series A preferred stock or exercise of warrants or for any other reason, the number of shares that may be issued under this limitation will increase. In the event that any holder of the Series A preferred stock or the warrants issued in the February 2006 private placement transfers its or his shares of Series A preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

February 2006 Private Placement

In February 2006, we issued to Barron Partners, Ray and Amy Rivers (as joint tenants with right of survivorship), Steve Mazur and William M. Denkin an aggregate of 3,120,000 shares of Series A preferred stock, and warrants to purchase an aggregate of 7,389,674 shares of common stock. The following table sets forth, for each of the purchasers in the February 2006 private placement, the number of shares of common stock issuable upon conversion of the Series A preferred stock, and upon exercise of the warrants, together with the total number of shares of common stock issuable upon conversion of the Series A preferred stock and upon exercise of the warrants, and the purchase price paid by the purchaser. There is no additional consideration payable upon conversion of the Series A preferred stock.

Name	Shares of common stock issuable upon conversion of preferred stock	Shares of common stock issuable upon exercise of Series A warrants	Shares of common stock issuable upon exercise of Series B warrants at $2.50 and $2.43	Total number of shares of common stock	Amount of investment
Barron Partners	2,640,000	3,126,316	3,126,316	8,892,632	$3,300,000
Ray and Amy Rivers (jointly)	160,000	189,474	189,474	538,948	$200,000
Steve Mazur	160,000	189,474	189,474	538,948	$200,000
William M. Denkin	160,000	189,474	189,474	538,948	$200,000

Pursuant to the preferred stock purchase agreement relating to the issuance of the Series A preferred stock and warrants in the February 2006 private placement:

•
We agreed that we will have appointed and maintain a board consisting of such number of independent directors that would result in a majority of our directors being independent directors, that our audit committee would be composed solely of independent directors and our compensation committee would have a majority of independent directors. Our failure to meet these requirements would results in the payment of liquidated damages that are to be paid either in cash or by the issuance of additional shares of Series A preferred stock. Although we did not meet the required deadline for having independent directors, because we have elected independent directors who comprise both a majority of the board, all of the members of the audit committee and the compensation committee, the investors waived our failure to be in compliance when initially required. This waiver would not apply to any subsequent failure to continue to meet this requirement.

•
We and the investors entered into a registration rights agreement pursuant to which we agreed to file, within 60 days after the closing, the registration statement of which this prospectus is a part. Since the closing was on February 8, 2006, we were required to file the registration statement by April 10, 2006 and have the registration statement declared effective by August 8, 2006. We will be required to issue 1,025 shares of Series A preferred stock for each day of the delay in filing and each date after the required effective date. As a result we may be required to issue 3,225 shares of Series A preferred stock for the delay in filing the initial registration statement and an additional 1,025 share of Series A preferred stock for each day between August 8, 2006 and the effective date of the registration statement of which this prospectus forms a part. We will also be required to issue 1,025 shares of preferred stock for each day that we fail to keep this registration statement current and effective, with certain limited exceptions. At June 30, 2006, we had accrued $44,003 in respect of this obligation.

•	The investors have the right to participate in any future financing.

•
We are required to elect a chief financial officer who is familiar with both the conduct of business in China and the SEC's rules and regulations relating to accounting, financial statements and accounting controls within fifteen days after closing. We believe that we are in compliance with this provision. The agreement does not include any liquidated damages provision with respect to our failure to comply with this requirement.

•
With certain limited exceptions, if we issue stock at a purchase price or warrants or convertible securities at an exercise or conversion price which is less than the conversion price of the Series A preferred stock or the exercise price of the warrants, the conversion price and exercise price will be reduced to such lower ratio. The initial conversion price of the Series A preferred stock is $1.25 and the initial conversion ratio is one share of common stock for each share of Series A preferred stock. Any change in the conversion price will automatically result in an adjustment in the conversion ratio of the Series A preferred stock.

•
If our earnings before interest, taxes, depreciation and amortization ("EBITDA") for 2005 are less than $5,650,000, there would be a reduction in the conversion price of the Series A preferred stock and the exercise price of the warrants. Since our EBITDA was greater than that amount, no adjustment was required.

•
If our fully-diluted pre-tax income per share for 2006 is less than $0.40, the conversion price of the Series A preferred stock and the exercise price of the warrants is reduced proportionately by the percentage shortfall, up to a maximum of 50%. Our fully-diluted pre-tax income per share for 2005, computed in the manner provided in the agreement, was $0.297. Fully-diluted pre-tax income per share is based on the number of outstanding shares of common stock plus all shares of common stock issuable upon conversion of all outstanding convertible securities and upon exercise of all outstanding warrants, options and rights, regardless of whether (i) such shares would be included in determining diluted earnings per share and (ii) such convertible securities are subject to a restriction or limitation on exercise.

•
The following table sets forth the initial conversion price of the Series A preferred stock and the exercise price of the $1.75 warrants and the $2.50 warrants and the adjusted numbers if (a) the pre-tax income per share for 2006 were $0.30 per share, which is 25% below the target (a "25% shortfall") and (b) the pre-tax income per share for 2006 were $0.20 or less per share, which is 50% or more below the target (a "50% shortfall"). The number of shares reflects the number of shares of common stock issuable upon conversion of the Series A preferred stock, and is based on the assumption that no shares of Series A preferred stock are converted into common stock until the adjustment has been made for 2006. There is no adjustment in the number of shares issuable upon exercise of the warrants.

	Conversion Price/ Conversion Ratio	Number of Shares	$1.75 Warrant Exercise Price	$2.50 Warrant Exercise Price
Unadjusted	$1.25/1:1	3,120,000	1.75	2.50
25% shortfall	$.9375/1.3333:1	4,160,000	1.3125	1.875
50% shortfall	$.625/2:1	6,240,000.875		1.25

PLAN OF DISTRIBUTION

This offering is not being underwritten. The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be made at fixed or negotiated prices. To the extent required, specific information about a particular sale (such as the purchase price and public offering prices, the names of any broker or dealer, and any applicable commission or discounts) will be described in an accompanying prospectus.

The selling stockholders cannot predict the extent to which an active market for our common stock will develop or what the price of our common stock will be. Because there was no trading market in our common stock when this offering commenced, the selling stockholders initially sold shares at prices ranging from $2.00 to $2.75 per share until a public market for our common stock developed. A limited public market for our common stock has since developed, and our common stock is currently quoted on FINRA’s Over-the-Counter Bulletin Board.

We intend to keep this prospectus current until all of the common stock being offered under this prospectus is sold. The selling stockholders may offer the common stock pursuant to this prospectus so long as this prospectus is current under the rules of the SEC and we have not withdrawn the registration statement of which this prospectus forms a part.

Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

The selling stockholders who acquired their shares pursuant to the preferred stock purchase agreement (Barron Partners, Ray and Amy Rivers, Steve Mazur and William M. Denkin) may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus. Because the other selling stockholders acquired their shares at a time that we were a so-called blank-check shell corporation, they are unable to sell their shares pursuant to Rule 144 or 144A and must sell their shares pursuant to this prospectus.

The holders of our Series A preferred stock and some of the warrants may not convert them into or exercise them for our common stock if that would result in the holder and his or its affiliates beneficially owning more than 4.9% of our common stock. Because of the limitation whereby Barron Partners, Ray and Amy Rivers, Steve Mazur and William M. Denkin cannot hold more than 4.9% of our stock at one time, there is a limit on the number of shares that any of them may sell at any time. For information on the selling shareholder limitation, see “Selling Stockholders” in this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling stockholder of the Series A preferred stock, warrants or the common stock issuable upon conversion or transfer the Series A preferred stock or warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, which are expected to total approximately $51,000. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

As of January 7, 2008, we know of no material legal proceeding pending or threatened against us.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following are the officers and directors of the Company as of the date of this prospectus. Some of our officers and directors are residents of the PRC. As a result, it may be difficult for investors to effect service of process within the United States upon them or to enforce judgments obtained in the United States courts against them in the PRC.

Name	Age	Position
Senshan Yang	47	Chief Executive Officer and Director
Minhua Liu	40	Executive Vice President and Director
Huizhen Yu	28	Chief Financial Officer
Robert Adler	73	Director, member of the Audit Committee
Dr. Rachel Gong	40	Director, Chairman of the Audit Committee and member of the Compensation Committee
Dr. Yanfang Chen	44	Director, member of the Compensation Committee

Senshan Yang. Mr. Senshan Yang has been our Chief Executive Officer since February 8, 2006 and a director since February 10, 2006. He has been Chairman and General Manager of Konzern since July 2000. Prior to that, Mr. Yang served as a Manager Associate for Guangdong Maoming Petroleum Corporation, a state-owned company, for nearly 20 years. Mr. Yang obtained his bachelor’s degree from South China University of Technology in 1981.

Minhua Liu. Ms. Minhua Liu has been our Executive Vice President since February 8, 2006 and a director since February 10, 2006. She has been Vice General Manager of Konzern since July 2000. Prior to that, she served as company herbalist doctor for China Military Science Qiming Research Center in Beijing, responsible for overseeing the health care of all staff of the research center. Ms. Liu obtained her bachelor’s degree from Beijing College of Traditional Chinese Medicine in 1992.

Huizhen Yu. Ms. Huizhen Yu has been our Chief Financial Officer since February 10, 2006. She has been Chief Financial Officer of Konzern since October 2002. Ms. Yu was an accountant for Shenzhen Liuge Bicycle Equipment Co., Ltd from 2000 until 2002, and an accountant for Guangzhou JoinWin Consultancy Ltd. from 1997 to 2000. She obtained her bachelor’s degree from Jinan University in Guangzhou and Middle Level Accountant Certificate in China in 2002.

Robert Adler. Mr. Robert Adler has been our director and member of the Audit Committee since May 9, 2006. He is a private investor. Mr. Adler has been an investment adviser with UBS Financial Services since 2002 and recently taught financial English for a semester in Shanghai University of Finance and Economics. From 2000 to 2002, Mr. Adler served as a managing director for ING Furman Selz Asset Management. His prior experience includes serving as Vice President and Senior Investment Officer of BHF Securities Corp and DG Bank, New York Branch and as Vice President of Kuhn, Loeb & Co. Mr. Adler obtained a B.A. degree from Swarthmore College and studied at NYU School of Business Administration. Mr. Adler is a member of the Institute of Chartered Financial Analysts. Mr. Adler is a member of the board of directors of SinoEnergy Holding Co., a manufacturer of stainless steel vessels for liquid and compressed natural gas, and of Precision Aerospace Components, Inc., a distributor of high-quality internally-threaded fasteners, or nuts, for the aerospace and military industries.

Dr. Rachel Gong. Dr. Rachel Gong has been our director, Chairman of the Audit Committee and member of the Compensation Committee since May 9, 2006. She is an investment principal of Morningside, an international investment group based in Hong Kong, and has served in that position since 2004. Prior to that, Dr. Gong served as an investment banker for RBC Capital Markets from 2001 to 2004 and a senior auditor for PricewaterhouseCoopers from 1999 to 2001. Dr. Gong obtained a Ph.D. in Medical Science (Biochemistry and Molecular Biology) from the University of South Florida College of Medicine and an MBA from the Johnson Graduate School of Management of Cornell University.

Dr. Yanfang Chen. Dr. Yanfang Chen has been our director and a member of the Compensation Committee since May 9, 2006. He is currently an assistant professor in the Department of Pharmacology & Toxicology at Wright State University’s Boonshoft School of Medicine, where during the past five years he has been research associate, senior research associate and research assistant professor. Dr. Chen obtained a Ph.D. degree from Medical Science Center, Peking University in China in 1995 and worked for Guangdong Provincial People's Hospital from 1995 to 1999. Dr. Chen is a professional member of the American Heart Association and American Stroke Association, and a member of the American Society for Pharmacology and Experimental Therapeutics. He has numerous publications in his field of research.

Family Relationships

One of our principal stockholders, Junhua Liu, is the brother of Minhua Liu, our director and executive vice president. There are no other relationships among our officers, directors and principal stockholders.

Involvement in Certain Proceedings

To our knowledge, during the last five years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Director Independence

Our board of directors has determined that our directors Dr. Rachel Gong, Mr. Robert Adler, and Dr. Yanfang Chen are independent as defined by the rules of the Nasdaq Stock Market.

Audit Committee

The Audit Committee is comprised of two directors: Dr. Rachel Gong and Mr. Robert Adler. In the opinion of the Board of Directors, Dr. Gong and Mr. Adler are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee and they are independent as defined by the rules of the Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Audit Committee.

Audit Committee Financial Expert

The Board of Directors created the audit committee in May 2006. The Audit Committee is to oversee the Company's accounting and financial reporting processes, as well as its financial statement audits. The committee recommends to the Board of Directors the selection of the Company’s outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for the Company.

Compensation Committee

In May 2006, the Board of Directors established a Compensation Committee to oversee executive compensation and related corporate governance matters. Dr. Yanfang Chen and Dr. Rachel Gong currently serve on the Compensation Committee. During the fiscal year ended December 31, 2006, the compensation committee met one time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the date of this prospectus, certain information with respect to the beneficial ownership of our voting securities by (i) each person or group owning more than 5% of the Company’s securities, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group. The information presented in the table is based on 14,821,641 shares of common stock outstanding as of the date of this prospectus.

		Amount and
Name and Address of	Title of	Nature of Beneficial	Percent of
Beneficial Owner	Class	Ownership	Class
Barron Partners L.P.	Common Stock	776,649 (4)	5.2%
730 Fifth Avenue, 9th Floor
New York, New York 10019

Senshan Yang	Common Stock	3,265,000	22.0%
Director and CEO
Room 702 Guangri Tower
#8 Siyou South 1st Street
Wuyang Xincheng
Guangzhou
China

Minhua Liu	Common Stock	2,612,000	17.6%
Director and Executive Vice President
Room 702 Guangri Tower
#8 Siyou South 1st Street
Wuyang Xincheng
Guangzhou
China

Junhua Liu	Common Stock	653,000	4.4%
Room 702 Guangri Tower
#8 Siyou South 1st Street
Wuyang Xincheng
Guangzhou
China

Meiyi Xia (former officer)	Common Stock	720,000 (1)	4.9%
c/o 24A Jefferson Plaza
Princeton, NJ 08540

Lin Li (former officer)	Common Stock	487,500 (2)	3.3%
c/o 24A Jefferson Plaza
Princeton, NJ 08540

Robert Adler	Common Stock	30,000 (3)	0.2%
Director
c/o 24A Jefferson Plaza
Princeton, NJ 08540

Rachel Gong	Common Stock	30,000 (3)	0.2%
Director
c/o 24A Jefferson Plaza
Princeton, NJ 08540

Yanfang Chen	Common Stock	30,000 (3)	0.2%
Director
c/o 24A Jefferson Plaza
Princeton, NJ 08540

All Directors and Officers of the Company	Common Stock	7,827,500	52.8%
as a group (including former officers)

(1)	Includes shares underlying options to purchase 570,000 shares of our common stock with an exercise price of $1.25 per share.

(2)	Includes shares underlying options to purchase 450,000 shares of our common stock with an exercise price of $1.25 per share.

(3)	Shares underlying options to purchase our common stock with an exercise price of $1.25 per share.

(4)	Includes shares issuable upon exercise of Series B warrants to purchase 725,000 shares of our common stock and upon conversion of 51,649 shares of our Series A preferred stock.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of the date of this prospectus.

Barron Partners owns shares of Series A preferred stock and Series B warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the Series A preferred stock may not be converted and the warrants may not be exercised if such conversion or exercise would result in Barron Partners owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

In July, 2007, the Company issued a total of 57,500 shares of common stock for services to Hayden Communications International, Inc. and Donnelly Consulting DBA pursuant to an Investor Relations Consulting Agreement with Hayden Communications dated October 11, 2006, for public relations consulting services.

DESCRIPTION OF SECURITIES

We are authorized to issue 90,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, we have 13,306,738 shares of common stock and 111,649 shares of Series A preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the Series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances, which may provide desirable flexibility in connection with possible acquisitions and other corporate purposes.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law. We have no present plans to authorize any new series of preferred stock or to issue any additional shares of Series A preferred stock.

Series A Preferred Stock

The certificate of designation for the Series A preferred stock provides that:

•	Each share of Series A preferred stock is convertible into one share of common stock. There is no additional consideration payable upon conversion of the Series A preferred stock.

•
If, while investors in the private placement own shares of Series A preferred stock, we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (initially $1.25), with certain specified exceptions, the number of shares issuable upon conversion of one share of Series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

•
If our earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2005, computed as provided in the stock purchase agreement of February 8, 2006, is less than $5,350,000, the conversion price shall be reduced proportionately by up to 30% if EBITDA is $3,955,000 or lower. Because our EBITDA for 2005 was in excess of $5,350,000, there was no adjustment pursuant to this provision.

•
If our fully-diluted pre-tax income, as defined in the preferred stock purchase agreement, for 2006 is less than $.40 per share, the conversion price shall be reduced proportionately by up to 50% if pre-tax income is $0.20 per share or lower.

•	No dividends are payable with respect to the Series A preferred stock.

•	While the Series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Series A preferred stock are entitled to a preference of $1.25 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the Series A preferred stock.

•
The holders of the Series A preferred stock have no voting rights. However, so long as any shares of Series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of Series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A preferred stock (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or pari passu with the Series A preferred stock, or any class of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A preferred stock, (c) amend our certificate of incorporation or other charter documents in breach of any of the provisions of the certificate of designation for the Series A preferred stock, (d) increase the authorized number of shares of Series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

•
The holders of the Series A preferred stock may not convert the Series A preferred stock to the extent that such conversion would result in any holder owning more than 4.9% of the outstanding Common Stock. This limitation may not be amended or waived.

•
Pursuant to the preferred stock purchase agreement, our board of directors approved an amendment to our certificate of incorporation to add the following provision, and authorized the submission of the provision to stockholders at the next annual or special meeting:

"The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent."

Common Stock Purchase Warrants

In connection with our February 2006 private placement, we issued Series A warrants to purchase 3,694,738 shares of common stock at an exercise price of $1.75 per share and Series B warrants to purchase 3,694,738 shares of common stock at an exercise price of $2.50 per share. On April 23, 2007, the exercise price of the Series A warrants was reduced to $1.70 per share and the exercise price of the Series B warrants was reduced to $2.43 per share, representing reductions of 3% in each case. These reductions in exercise price were made under a Waiver and Amendment entered into between the Company and the initial investors in the private placement. The Waiver and Amendment cancelled and replaced an adjustment provision contained in the warrants, which provided that the exercise price of our warrants would have been reduced by approximately 23% because the Company did not meet a 2006 pre-tax income-per-share target of $0.40 per share. The warrants are not subject to any further adjustment based on the Company’s financial results.

The warrants also provide that, with certain exceptions, if the Company issues common stock at a price, or warrants or other convertible securities with an exercise or conversion price, which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case may be, of such other securities.

The holders of the warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first twelve months that the warrants are outstanding, and it is not exercisable thereafter if the underlying shares are subject to an effective registration statement. The twelve-month period ended on February 8, 2007. To the extent that the holders of the warrants exercise this right, we will not receive proceeds from such exercise. As of the date of this prospectus, there has been no cashless exercise of any of our warrants.

Delaware Law and Certain Charter and By-law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Penny-Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction involving a penny stock, other than an exempt transaction, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Because our stock is a "penny stock" we do not have the safe harbor protection under federal securities laws with respect to forward-looking statements.

INTEREST OF NAMED EXPERTS AND COUNSEL

Neither our independent public accountant, Moore Stephens Wurth Frazer and Torbet, LLP, nor our counsel passing upon the validity of the securities offered under this prospectus, Guzov Ofsink, LLC, will receive a direct or indirect interest in us, was hired on a contingent basis, or has been a promoter, underwriter, voting trustee, director, officer, or employee of ours.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our articles of incorporation provide for the indemnification and/or exculpation of our directors, officers, employees, agents and other entities which deal with it to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the state of Utah, and by any additional applicable federal or state law or court decisions. Besides the foregoing, we have not entered into any agreements under which we have assumed such an indemnity obligation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Through Guangzhou Konzern Medicine Co., Ltd. (“Konzern”), our wholly owned subsidiary organized under the laws of the PRC, we distribute approximately 2,200 pharmaceutical products in China. The products we distribute include prescription and over-the-counter drugs, Chinese herbs, traditional Chinese medicines made from Chinese herbs, nutritional supplements, dietary supplements and medical instruments. We also sell improved drug formulas after purchasing the rights to drug formulas at an early stage of development and performing research to determine how to make improvements.

History of the Company

We are a Delaware corporation organized on February 10, 2005, under the name Lounsberry Holdings III, Inc. for the purpose of acquiring or merging with an operating business. Until February 2006, we had no operations and were a shell company as that term is defined in Rule 12b-2 under the Securities Act.

Acquisition of Operating Company

On February 8, 2006, we acquired an operating business and ceased to be a shell company by entering into a reverse merger transaction under the terms of a share exchange agreement (the “Exchange Agreement”) with the stockholders of Guangzhou Konzern Medicine Co., Ltd. (“Konzern”). In the reverse merger, we acquired all of the equity of Konzern, which is a distributor of pharmaceutical products in the PRC organized under the laws of the PRC, in exchange for issuing 6,530,000 shares of common stock, representing approximately 88.5% of our outstanding common stock, to the owners of Konzern.

As a result of the reverse merger, beginning February 8, 2006, we have been engaged, through our wholly-owned subsidiary Konzern, in pharmaceutical distribution in the PRC. We serve as a holding company for Konzern and have no operations other than the operations of Konzern.

Also on February 8, 2006, we raised financing in the amount of $3.9 million through the issuance and sale of (i) a total of 3,120,000 shares of Series A Preferred Stock and (ii) warrants to purchase a total of 7,389,476 shares of our common stock (the “Investor Warrants”). Each share of our Series A Preferred Stock is convertible into one share of common stock. The transaction was executed under a preferred stock purchase agreement with Barron Partners L.P., Ray and Amy Rivers (as joint tenants with right of survivorship), Steve Mazur and William Denkin (collectively, the “Preferred Investors”). On the same date, we entered into a stock redemption agreement with Capital Markets Advisory Group, LLC ("Capital Markets"), which was then our principal stockholder, pursuant to which we purchased 928,000 shares of common stock from Capital Markets for $167,602 and repaid $32,398 of debt to Capital Markets, using the proceeds from the sale of the Series A preferred stock.

On May 10, 2006, we changed our name to China Medicine Corporation.

History and Operations of Konzern Before the Reverse Acquisition

Prior to July 25, 2000, Konzern was a state-owned medicine distribution company located in the City of Guangzhou, China. On July 25, 2000, Konzern was privatized through a sale of all of its capital stock by a PRC government-owned holding company, Huadu Pharmaceutical Holding Company (Guangdong), Ltd., to Mr. Senshan Yang, Ms. Minhua Liu, and Mr. Junhua Liu, our current CEO, Executive Vice President, and stockholder (the “Konzern Shareholders”) for a total purchase price of one million RMB, or approximately $135,000.

For fiscal 2004, Konzern made distributions in the amount of $2.6 million to its three stockholders, Mr. Senshan Yang, Ms. Minhua Liu and Mr. Junhua Liu. In 2006, prior to the reverse merger on February 8, Konzern made distributions to its stockholders in the amount of approximately $3.1 million, consisting of $1.9 million in cash and $1.2 million in inventory. These distributions were allocated to the stockholders in proportion to their interest in Konzern: 50% to Mr. Senshan Yang, 40% to Ms. Minhua Liu and 10% to Mr. Junhua Liu. Konzern made parft of the distribution in inventory in order to preserve its cash position. We have no agreement or understanding with the former stockholders of Konzern with respect to the inventory.

Until 2004, Konzern’s operations consisted solely of distribution activities, and did not include any research and development activities. On October 8, 2003, Konzern committed to jointly establish a research and development center at Nanhua University in Hengyang City, Hunan Province, China, together with the Pharmaceutical Research Institute of Nanhua University. Under the agreement governing the creation of the center, Konzern contributes funds in return for ownership of the new medicines developed by the center. During the nine months ended September 30, 2007, Konzern contributed $230,000 in funding to the center, in fiscal 2006 it contributed $270,000, and in 2005 it contributed $380,000. The center has developed four products, one of which is under review by the PRC State Food and Drug Administration. As of the date of this prospectus, there have been no sales of these products.

After the Reverse Acquisition

On July 7, 2006, we created a PRC joint-venture company together with Guangzhou Ji'nan Science & Technology Industrial Group ("JSIG") and Mr. Dongsheng Yao, with the purpose of developing applications for aflatoxin-detoxifizyme, or ADTZ. The new company, called “Co-Win,” is still in development and has not undertaken significant operating activities as of the date of this prospectus.

In November 2006, we obtained approval from local government authorities for the distribution of medical supplies and devices throughout Guangdong Province. We began to sell and distribute medical supplies such as bandages and cotton swabs in the first quarter of 2007. As of September 30, 2007, we have generated $60,500 in revenues through the sale of these products.

Recent Developments

Beginning in 2007, the Guangdong government established an on-line bidding system for medical distribution rights in Guangdong. Through the new system, we have obtained the rights to sell and distribute a total of 774 new products as of the date of this prospectus. We believe that the new system will continue to provide us with new opportunities we would not otherwise have to obtain rights to distribute products throughout Guangdong and will provide greater transparency in the process of obtaining distribution rights. We expect to begin generating revenue from sales of these new products in 2008.

Locations

Our executive offices and Konzern’s executive offices are located at Guangri Tower, Suite 702, No. 8 Siyou South 1st Street, Yuexiu District, Guangzhou, China 510600, and the telephone numbers are (8620) 8739-1718 and (8620) 8737-8212. Konzern’s website is located at www.konzern.com.cn . Information contained on Konzern’s website, or any other website, is not part of this registration statement on Form SB-2.

Our Business

We are a distributor of pharmaceutical and medical products in the PRC, including prescription and over-the-counter drugs, Chinese herbs, traditional Chinese medicines made from Chinese herbs, nutritional supplements, dietary supplements, and medical instruments. We are also engaged in proprietary research and development with the aim of creating new pharmaceutical products and intellectual property that we may sell in the future. In 2006, 86.6% of our total revenues of approximately $24 million came from product sales and 13.4% came from sales of intellectual property.

Distribution

Products We Distribute

As of the date of this prospectus, we distribute approximately 2,200 pharmaceutical and medical products, including (i) prescription and over the counter medicines, (ii) traditional Chinese medicines, and (iii) herbs and nutritional supplements. In 2006, prescription and over the counter medicines accounted for $15,320,000, or 63.8% of total revenues, approximately half of which came from sales of our five highest-selling medicines. Traditional Chinese medicines accounted for 22.6% of total revenues in 2006, and herbs and nutritional supplements accounted for 0.14%.

We have exclusive rights to nationwide distribution of seven products made by our suppliers, which accounted for approximately 25% of our sales in the nine months ended September 30, 2007 and 28.3% of our sales in fiscal year 2006. We also have exclusive rights to distribution throughout Guangdong Province of 103 products made by our suppliers.

We compete with large state-owned medicine distributors that are better capitalized than we are and that are entitled under PRC law to sell anesthesia products, which we may not sell. We believe that our competitive advantages include having our own research and development facilities, after-sale customer service, and sole distribution rights to seven medical products, as well as price, service and the ability to provide timely delivery.

The table below provides information about the seven products for which we hold exclusive distribution rights throughout the PRC:

Product Name	Treatment	Category	Revenue in 2006	Percentage of total revenue	Revenue in first 9 months of 2007	Percentage of total revenue
Iopamidol injection	angiography & scanning of CT	Prescription	$4,002,739	16.68%	$3,340,479	13%

Panax Notoginseng Saponin oral liquid	cerebrovascular diseases (blood vessel of brain)	Traditional Chinese Herbal Medicine	$654,587	2.73%	$748,430	2.88%

Bumetanide injection	Diuretic chronic kidney failure	Prescription	$94,903	0.40%	265,043	1.02%

Ozagrel dried powder injection	acute myocardial infarction	Prescription	$333,308	1.39%	624,157	2.41%

Levocarnitine dried powder injection	coronary heart disease acute myocardial infarction	Prescription	$674,850	2.81%	1,145,503	4.41%

Chuanbei Pipa anticough syrup	bronchitis & anticough	Traditional Chinese Herbal Medicine	$1,027,915	4.28%	311,771	1.2%

Fengduoxin cefamandolenafate injection	antibiotic	Prescription	$-	-%	-	-

Prescription and Over the Counter Medicines. Prescription and over the counter medicines account for most of our sales, representing sales of approximately $16.17 million, or 62%, of our revenues for the nine months ended September 30, 2007; $15.32 million, or 64%, of our revenues for the fiscal year ended December 31, 2006, and $10.1 million or 68%, of our revenues for the fiscal year ended December 31, 2005.

Our prescription and over the counter medicines are approved by the PRC State Food and Drug Administration Bureau for treatment of various conditions and illnesses. Our five best-selling traditional pharmaceutical medicines for the nine-month period ended September 30, 2007, together with the sales volume for the period, are:

•	Iopamidol, a liquid preparation used for stomach radiography, which accounted for sales of approximately $3,340,479.

•	Levocarnitine, an injectable liquid used in the treatment of cardiac muscle disease, bone dysfunction, and high cholesterol, which accounted for sales of approximately $1,145,503.

•	Fengduoxin cefamandolenafate, an injectable antibiotic, which accounted for sales of approximately $748,431.

•	SonoVue, a topical gel used in ultrasound radiography, which accounted for sales of $476,110.

•	Cinepazide maleate injection, which is used in the treatment of vascular sclerosis, which accounted for sales of approximately $105,361.

Our five best-selling traditional pharmaceutical medicines for the year ended December 31, 2006, together with the sales volume for the period, are:

•	Iopamidol, which accounted for sales of approximately $4,002,739.

•	SonoVue, which accounted for sales of approximately $1,311,509.

•	Cinepazide maleate injection, which accounted for sales of approximately $1,028,357.

•	Fengduoxin Cefamandolenafate, which accounted for sales of approximately $735,700 .

•	Levocarnitine, which accounted for sales of approximately $674,850 .

We have exclusive distribution rights throughout the PRC to one of the products listed above, Iopamidol. None of these products is currently sold outside of the PRC.

Traditional Chinese Medicines. Our five best-selling traditional Chinese medicines for the nine months ended September 30, 2007, together with the sales volume for the period, were:

•	Chuanbei Piba Gao (Milian), which is used for treatment of coughs and accounted for sales of approximately $181,184.

•	Wuji Baifeng Pill, which is used for disease of gynaecological conditions and accounted for sales of approximately $147,100.

•	Chuanbei Piba Gao (Shedan), which is used for treatment of coughs and accounted for sales of approximately $130,587.

•	Qianbai Biyan Tablet, which is used to treat rhinitis and accounted for sales of approximately $57,611.

•	Xue Shuan Tong, which is used for the treatment of strokes and accounted for sales of approximately $57,076.

Our five largest traditional Chinese medicines for the fiscal year ended December 31, 2006, together with the sales volume for the period, were:

•	Xue Shuan Tong, which is used for the treatment of strokes and accounted for sales of approximately $654,588;

•	Chuanbei Piba Gao (Shedan), which is used for treatment of coughs and accounted for sales of approximately $610,520;

•	Chuanbei Piba Gao (Milian), which is used for treatment of coughs and accounted for sales of approximately $417,396;

•	Wuji Baifeng Pill, which is used to treat gynecological conditions and accounted for sales of approximately $295,629; and

•	Qianbai Biyan Tablet, which is used to treat rhinitis and accounted for sales of approximately $251,907.

Herbs and Nutritional Supplements. We also sell Chinese herbs and dietary supplements, which accounted for sales of approximately $32,629 for the fiscal year ended December 31, 2006.

Process of Distribution

Within our home province of Guangzhou, we distribute products primarily using our own trucks and other vehicles. Outside of Guangzhou, we distribute primarily through delivery companies with whom we contract. The terms of our agreements with delivery companies include storage temperature, insurance provisions, and indemnification for loss among other provisions.

Principal Suppliers

We purchase most of the products we distribute from five PRC drug manufacturers. These suppliers accounted for approximately 70% of our purchases for the nine months ended September 30, 2007, and 61% and 74% of our purchases for the fiscal years ended December 31, 2006 and 2005, respectively. As of the date of this prospectus, our five largest suppliers are Guangzhou Pharmaceutical Holdings Limited, Shanghai Bracco Sino Pharmaceutical Corporation, Guangzhou Tianshili Pharmaceutical Limited, Guangdong Hualiwangte Pharmaceutical Limited, and the Guangdong branch of Guangdong Jiuzhoutong Pharmaceutical Limited, which accounted for 24%, 22%, 12%, 7% and 5% of our purchases during the first nine months of 2007, respectively. Our agreements with our suppliers generally have a term of one year and provide that the suppliers will provide us such amounts of products as we may order. None of our supply agreements has any minimum purchase requirements on our part; however, we are typically required to make a significant down payment at the beginning of each year, and to pay in full at the time each order is placed. As of September 30, 2007, the total balance of our advance payments to suppliers was $5,310,179. For 2006 and 2007, the downpayments we were required to make at the beginning of the year were $600,000 and $800,000, respectively.

Neither we nor Konzern have experienced any supply disruptions in the past. We believe that we would be able to procure supplies for each of our major products from alternative suppliers in the event that procurement from our regular suppliers becomes impracticable. However, there is no guarantee that this will be the case.

Principal Customers

We have approximately 800 customers. Our customers are primarily pharmaceutical product wholesalers, hospitals and retail drug stores. Our five largest customers accounted for approximately 43% of our revenues for the nine months ended September 30, 2007; 59% of our revenues for the year ended December 31, 2006; and 75% of our revenues for the year ended December 31, 2005.

We generally sell our products pursuant to one-year contracts, which do not include any minimum purchase requirements. During the nine months ended September 30, 2007 and fiscal 2006, we sold 63% and 60% of our products to hospitals, and 32% and 30% to retail drug stores, respectively. Although hospitals tend to consume of a large portion of the products we distribute, they are not the focus of our most intensive marketing efforts because they usually require that their payment obligation begin six months after delivery, which is longer than our other customers require and leaves us with a long collection period that affects our accounts receivable, cash flows, and financial condition generally. Instead, we focus our efforts on large pharmaceutical wholesalers from whom we can collect our accounts in a far shorter period of time.

Marketing

We have a staff of approximately 70 marketing and sales personnel. We do not sell to individual patients or consumers, and we do not advertise our products. We generate business by marketing directly to wholesale pharmaceutical product companies, hospitals and retail drug stores, which constitute substantially all of our customers. Konzern had a distribution network in place when it was privatized in 2000, and we used this network as the basis of our current distribution network. We also market our products to drug wholesalers and retail drug stores at two national medicine trade shows. The marketing activities of our marketing personnel consist primarily of phone calls, the creation and distribution of promotional materials, and visits to customer locations. During the nine months ended September 30, 2007, we spent approximately $540,000 on marketing, and during fiscal 2006 we spent approximately $160,000 on marketing.

We focus our marketing and sales efforts on large pharmaceutical wholesalers from whom we can collect our accounts soon after delivery. We do not focus those efforts on hospitals because of the long collection cycle they require, as described directly above.

After Sales Service Network

We contact individual patients and consumers directly to collect their feedback on the quality of our products and distribution services. All of our 70 sales and marketing personnel are responsible for providing after-sale services, including on-site visits to the hospitals and follow up with customers. In addition, our on-staff physician communicates with hospitals regarding dosages, side-effects and patients’ feedback on particular products.

Seasonality of Business

Sales are usually highest during the last three months of each calendar year because most of the pharmaceutical companies and hospitals do more buying at this time. Sales in the first three months of the calendar year are usually the lowest due to the occurrence of the Chinese New Year holiday, when only patients with very serious conditions tend to seek treatment. In 2007 and 2006, our revenues for the quarter ended March 31 were approximately $5.1 million and $3.8 million, respectively. Our revenues for the quarters ended June 30 and September 30, 2007 were $8.2 million and $12.6 million, respectively.

Competition

Competition for the sale of pharmaceutical products by distributors in the PRC is intense because there are a large number of licensed distributors. We believe that our major competitors are large, state-owned medicine distributors, such as Guangzhou Medicine Company, Guangzhou Medicine Import and Export Corporation and Guangdong Pharmaceutical Co., Ltd. These companies tend to be well capitalized, which allows them to seek hospital customers that have a six-month payment cycle. The state-owned distributors also are permitted to sell anesthetic products, a right granted in the PRC only to state-owned companies. However, such state-owned companies do not have their own research and development facilities, as Konzern does, and most of them do not provide after-sale customer services. We believe these two aspects of our business are competitive advantages.

We have the sole distribution rights to at least one medical product sold by each of our five largest suppliers, which we believe assists us in marketing our products. However, since other distributors offer comparable products, our ability to compete successfully is also dependent upon other factors, such as price, service and the ability to provide timely delivery. We believe that our ability to develop proprietary products through our current research and development efforts may provide further competitive advantages.

Product Development and Technology Transfers

In addition to the sale and distribution of our medical products, we engage in the development of intellectual property relating to new pharmaceutical products which we may use ourselves (which we refer to as product development) or may sell to other pharmaceutical companies (which we refer to as technology transfers). We generated approximately $1.4 million in sales from our technology transfers in the nine months ended September 30, 2007.

Product Development

On October 8, 2003, we entered into an agreement (the “Agreement”) to establish a cooperative relationship with the Pharmaceutical Research Institute of Nanhua University. Under the Agreement, Konzern and Nanhua Univeristy jointly set up a new pharmaceutical research facility, the New Medicine Research Center of Konzern and Nanhua University (the “Center”). Konzern contributes the expenses for research and development for new pharmaceutical products, including the salaries of the research personnel who are principally professors at Nanhua University, and, in return, we own the rights to any pharmaceutical products that are developed. The Center has developed four products:

•	Yutian Capsule for treatment of chronic obstructive pulmonary disease,

•	Yutian frozen dry powder for treatment of lung cancer,

•	A multi-functional peptide derivative for treatment of intestinal cancers.

We made an application for approval by the SFDA of the Yutian Capsule product in May 2007.

We also have an agreement with Guangzhou Laitai Pharmaceutical Co., Ltd. signed in March 2005, pursuant to which we finance the development by Laitai of some drugs, and upon approval from the PRC State Food and Drug Administration, we will have the exclusive right to distribute any products developed by them for 10 years. The amounts we provided as financing to Laitai in the nine months ended September 30, 2007 and in fiscal 2006 were $133,470 and $168,540, respectively.

On July 7, 2006, we created a PRC joint-venture company together with Guangzhou Ji'nan Science & Technology Industrial Group ("JSIG") and Mr. Dongsheng Yao. The purpose of the new company, Guangzhou Co-win Bioengineering Co., Ltd. (“Co-Win”), is to develop applications for aflatoxin-detoxifizyme, or ADTZ, an enzyme that can eliminate aflatoxin from food and animal feed. Aflatoxin, a toxic substance that causes liver, stomach and lung cancers in animals and humans, is produced by the common aspergillus fungus and frequently affects cereal grains, oilseeds, spices and tree nuts. Mr. Yao is the inventor of intellectual property that has received four patents in the PRC, and JSIG is an agent for the entity that holds those patents, Ji'nan University. Konzern owns a 70% equity interest in Co-Win, and each of JSIG and Mr. Yao has a 15% equity interest. The agreement with JSIG and Mr. Yao governing the creation of Co-Win, which was signed as of July 7, 2006, provides that (i) Konzern is to invest a total of approximately $2.2 million, of which we have paid $625,000 and are scheduled to pay the balance by July 6, 2008, and (ii) Co-Win will own the intellectual property rights to any products developed by the joint venture pursuant to the agreement. The formation of Co-win was approved and licensed by the Guangzhou Industrial and Commerce Bureau on October 27, 2006. Co-win is still in the development stage and no major activity has yet occurred.

Technology Transfers

Technology transfers generated approximately $1.39 million, or 5.37% of total sales for the nine months ended September 30, 2007, and approximately $3.22 million, or 13.4% of our total revenues for the fiscal year ended December 31, 2006. Our customers for technology transfers are pharmaceutical manufacturers, research centers and medicine distribution companies. We anticipate that our technology transfers, which we began in 2003, will continue to be a significant segment of our business in the foreseeable future.

Intellectual Property

Patents

We have obtained patents for the production methods we have developed or control for the following four products. Patent certificates were issued on May 9, 2007:

•	Xiao Shu Oral Liquid, an oral medication designed to reduce the effects of heat exhaustion;

•	Jian Pi Xiao Ji Oral Liquid, an oral medication to treat indigestion;

•	An unnamed oral medicine treatment for symptoms related to computer over-use; and

•	An unnamed method of improving the effectiveness of oral medicines;

The table below sets forth information relating to these four patents.

	Name	Inventor	Application No.	Filing date	Publication date	Patent No.	Authorization date
1	Xiao Shu Oral Liquid	Jinkun Xie, Miuhua Liu	20041005239600	2004.11.26	2005.8.10	ZL200410052396.0	2007.5.9
2	Jian Pi Xiao Ji Oral Liquid	Jinkun Xie, Miuhua Liu	200410052398	2004.11.26	2005.8.10	ZL200410052398.X	2007.5.9
3	An oral medicine treatment for symptoms associated with over-use of computers	Jinkun Xie, Miuhua Liu	200510032608.3	2005.1.5	2005.10.12	ZL12005132607.9	2007.10.03
4	A method of improving oral medicines	Jinkun Xie, Miuhua Liu	200510032607.9	2005.1.5	2005.10.12	ZL200510032608.3	2007.10.03

We have patents pending for the production methods we have developed or control for seven medicines. These patent applications have been approved by the PRC State Health Department, and approvals by the PRC National Intellectual Property Bureau are pending. We do not currently manufacture or sell any of these seven medicines. Information relating to the products and the pending patent applications is set forth below.

	Name	Inventor	Application No.	Filing date	Publication date	Patent No.	Authorization date
1	Qu shi qing chang oral liquid, an oral medication to treat constipation	Jinkun Xie, Miuhua Liu	2004.10052397.5	2004.11.26	2005.8.10	—	—
2	Radiation protection chewing gum, designed to reduce the effects of radiation emitted by computer monitors and relieve tired and strained eyes	Jinkun Xie, Miuhua Liu	200510035432.7	2005.6.27	—	—	—
3	Slug PE-4glycoprotein and its production formula	Jinkun Xie	200510101458.7	2005.11.25	2006.10.23	—	—
4	Slug amylase and its production formula	Jinkun Xie, Miuhua Liu	200610035202.5	2006.4.27	—	—	—
5	Sihuan jiangzhi jianfei ji and its production formula	Jinkun Xie, Miuhua Liu	200610036736.X	2006.7.28	2007.6.6	—	—
6	PCT international application of slug amylase and its production method	Jinkun Xie	PCT╱CN2006╱002813	2006.10.23		—	—
7	A kind of glycoprotein used to treat chronic lung disease	Jinkun Xie	2007100267510	2007.02 07	2007.8.8	—	—

Trademarks

Konzern is the holder of the trademark “Konzem,” which was registered with the PRC Trademark Office of the National Industrial and Commercial Administrative Bureau (the “PRC Trademark Offices”). The discrepancy between the registered trademark “Konzem” and the Company’s name resulted from a spelling error by the trademark agent. Until the error is corrected, we may not be able to enforce any trademark rights with respect to our company name. Konzern is also the holder of the trademark 克梢 (kefei) for nutritional supplements (product category 30 of the PRC Trademark Offices) and medicine for external use (product category 3 of the PRC Trademark Offices).

Trademarks issued in the PRC have a term of 10 years; the term of our trademarks expires on December 13, 2011. The registered scope of use of the trademark is for pharmaceutical products, nutritional liquids, dietary supplements, original materials, bio-chemical medicines, medicinal oils, medicines treating dandruff, medicinal roots and vitamins. The PRC Trademark law, adopted in 1982 and revised in 2001, protects registered trademarks. A registered trademark is protected for a term of 10 years, renewable for another term of 10 years, so long as an application for renewal is submitted to the PRC Trademark Offices within six months prior to the expiration of the initial term.

Below is a schedule of the trademarks held by Konzern and their effective periods.

No.	Name	Application No.	Status	Effective period
1	Konzern	1680414	received	2001.12.14 - 2011.12.13
3	kefei	3564022	received	2005.09.28 - 2015.09.27
6	kefei	3564020	received	2005.03.07 - 2015.03.06
15	runxia	4411469	received	2007.06.14 - 2017.06.13
20	buzhong	4411468	received	2007.06.21 - 2017.06.20
23	qingshangqing	4411471	received	2007.06.14 - 2017.06.13
28	wangyou	4519748	received	2007.10.07 - 2017.10.06

In addition, Konzern has applied for the registration of the following trademarks, for which we are awaiting a disposition from the PRC Trademark Offices:

Trademark applied for	Application date	Process acceptance date
(shangqing)	12/01/2004	02/23/2005
(buzhongbao)	12/01/2004	02/23/2005
(erxianbaochun)	12/01/2004	02/23/2005
(wangzeyou)	03/02/1005	05/25/2005
(yutian)	03/15/2005	05/25/2005
(qinghe)	07/18/2005	09/27/2005
Co-win	05/28/2006	09/18/2006
mushenghuo	2006	2006
mushengtu	2006	2006
jinshengshui	2006	2006
tushengjin	2006	2006

Government Regulation

The operation of any business in the PRC, including the manufacture or distribution of pharmaceutical products, is subject to government regulations. These regulations cover a wide range of products, from Chinese herbal products sold over-the-counter to pharmaceutical products which require a prescription.

The manufacture and sale of pharmaceutical products in the PRC is governed by the PRC Drug Administration Law. As of the date of this prospectus, we do not manufacture any products. Instead, all of the products we distribute are manufactured at a facility which has received a permit to operate as a drug manufacturing facility. As a distributor of pharmaceutical products, we are required to obtain a permit from the drug regulatory department of the government of the province, autonomous region or municipality directly under the PRC Central Government, where we are located. We have obtained a permit to operate as a distributor, a Certificate for Drug Distribution, from the Guangdong Food and Drug Administration in the Province of Guangdong, China, with a five-year term from December 28, 2004 to December 27, 2009. The certificate allows for the purchase of raw materials; wholesaling of traditional Chinese medicines, chemical medicines and the related medicines, antibiotics and related medicines. In addition, we have a Certificate for Health issued by Guangzhou Health Bureau with a term of four years, commencing on July 19, 2005, which grants us the right to engage in wholesale marketing and distribution of nutritional supplements. In the event that we expand our business scope to manufacture our proprietary pharmaceutical products, we will require a certificate for the manufacture of such products.

The Drug Administration Law also governs other aspects of the drug manufacturing and distribution business, including packaging, labeling, advertising and pricing. The PRC Drug Administration Law and Pricing Law provide for the government to determine and adjust prices of pharmaceutical products in order to ensure that price is commensurate with quality, to eliminate excessively high prices, and protect the legitimate interests of users. In general, the prices of our products are determined by us and our customers through negotiation. We are required to operate in accordance with Good Supply Practice (or “GSP”) for Pharmaceutical Products, and we are subject to inspections organized by the local drug regulatory department of the government of Guangdong Province. We received a GSP Certificate from the Guangdong Province Administration Bureau for Drugs with a term of five years beginning on November 19, 2003.

The Drug Administration Law provides for penalties for manufacturing or distributing drugs without obtaining the necessary certificate. If a distributor distributes drugs without the certificate, the distributor is banned from the industry, the drugs illegally produced or sold and the illegal gains therefrom confiscated, and the distributor may be fined not less than two times but not more than five times the value of the drugs purchased or sold.

Before any new pharmaceutical product can be marketed it must undergo testing. The research and development of a new pharmaceutical product, including the manufacturing process, quality specifications, results of pharmacological and toxicological study and related data, as well as samples, must be submitted to the drug regulatory department under the PRC State Council for approval in accordance with the regulations of such department before clinical trials can be conducted. Measures for verifying the qualifications of clinical study institutions for pharmaceutical products are formulated jointly by the drug regulatory department and the administrative department for health under the PRC State Council. When a new pharmaceutical product has gone through clinical trials and passed the evaluation, a New Drug Certificate is issued upon approval by the drug regulatory department under the PRC State Council.

In order to market a new pharmaceutical product, we must first obtain government approval for the clinical trial, as described in the preceding paragraph. The government authority issues a list of hospitals which are qualified to conduct the clinical trial, and we select one or more hospitals from such list. If the results of the test are accepted by the PRC State Food and Drug Administration, we must then apply for a production license so that the drug can be produced at a licensed manufacturing facility. In accordance with relevant laws and regulations, the Drug Certificate may be revoked if the pharmaceutical product is found to cause adverse pharmacological effects or is found to be harmful to patients’ health, or if it is found that other activities engaged in with respect to manufacturing and marketing the drug are in violation of the laws. The Drug Certificate sets forth the approved use of the pharmaceutical product. Four new products are currently being developed by the research-center venture with Nanhua University. After completion of laboratory testing, those products are subject to the clinical trial process described above.

A typical schedule for obtaining approval to manufacture or sell a new drug would require one to one-and-a-half years for approval of clinical trials, an additional one to three years for the completion of clinical trials, and an additional one to one-and-a-half years for the issuance of a new medicine certificate and production certificate.

The effects on the Company of operating within the regulatory framework described above are significant and comprehensive. We must employ medicine quality controllers, managers, inspectors, receivers, verifiers, and warehouse managers, all of whom must be appropriately trained and experienced and whose qualifications are overseen by the SFDA; we must maintain a specialized warehouse in compliance with regulatory standards, and we must maintain the licenses and certificates described above. The direct costs of compliance with these regulations during the first nine months of 2007 exceeded $63,000.

Employees

As of September 30, 2007, we had 105 employees, of whom 25 are executive and administrative personnel, 10 are research and development staff and 70 are marketing and sales personnel.

Risk of Loss and Liability

The standard contracts between Konzern and its customers do not specify risk of loss allocation; however, the transportation company is generally responsible for losses and damage which occur during transportation. In the event that a product recall becomes necessary, any liability associated with the recall or use of the product will be apportioned among the various parties involved in the production and distribution of the product. Manufacturers are typically responsible for problems arising from the quality of medicines, and distributors such as China Medicine are typically responsible for problems related to incorrect packaging. We mitigate these risks by providing for transportation insurance in our typical delivery contracts with transportation companies.

Konzern does not carry any product liability or other similar insurance. While product liability lawsuits in the PRC are rare and we have never experienced significant problems with any of our products, there can be no assurance that we would not face liability in the event that any of our products is found to be ineffective, harmful, unsafe, defective or tainted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations should be read together with our consolidated financial statements and related notes, which appear elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

China Medicine Corporation (“we,” “us” or the “Company”), through Guangzhou Konzern Medicine Co., Ltd. (“Konzern”), our wholly owned subsidiary organized under the laws of the People’s Republic of China (the “PRC” or “China”), distributes approximately 2,200 pharmaceutical products in China.

The pharmaceutical products we distribute include prescription and over-the-counter drugs, Chinese herbs, traditional Chinese medicines made from Chinese herbs, nutritional supplements, dietary supplements and medical instruments. We also sell improved drug formulas after purchasing the rights to drug formulas at an early stage of development and performing research to determine how to make improvements.

Our business depends on our ability both to acquire our products and to distribute our products in the Chinese markets. We purchase our products from PRC pharmaceutical manufacturers.

Beginning in 2007, in an effort to help consolidate the provincial medicine acquisition market and promote a transparent bidding process, the provincial government of Guangdong Province established an on-line bidding system called the “Guangdong Sunshine Medicine Public Internet Bidding System.” We believe the new system provides us with greater opportunities to compete for distribution rights in Guangdong Province. As of the date of this prospectus, we have obtained the rights to sell and distribute a total of 774 new products through the new system. We expect to begin sales of these products in 2008.

Our five largest suppliers, which were the same in each period, accounted for 70% and 63% of our purchases in the nine months ended September 30, 2007 and September 30, 2006, respectively. Our agreements with our suppliers generally have a term of one year and provide that the suppliers will provide us with the products we order. None of our supply agreements has any minimum purchase requirements on our part. However, we are frequently required to make a significant down payment when we place an order, in order to secure the lowest possible purchase price and broadest possible distribution area. These down payments are made pursuant to contracts with the suppliers, and to the extent that we reduce the size of the order, we will receive a credit from the supplier. As of September 30, 2007, we had a total balance of such advances to suppliers of $6,300,078. As of September 30, 2007, we had nationwide exclusive sales right from our suppliers for seven products, which accounted for $6,137,033 , or 24% of our sales in the nine months ended September 30, 2007, as compared to the nationwide exclusive sales right we had for six products for the same period in 2006, which accounted for $5,167,526 , or 37% of sales in that period. As of September 30, 2007, we had regional exclusive sales right from our suppliers in Guangdong Province of the PRC for 160 products, which accounted for $3,649,169 , or 14%, of our sales in the nine months ended September 30, 2007. We had no regional exclusive sales right from our suppliers for the nine months ended September 30, 2006.

Our customers are typically wholesale medical products companies, hospitals and retail drug stores. Our contracts with our customers do not provide for minimum purchases, and our customers are not restricted from purchasing competitive products from others. Our five largest customers accounted for 43% and 52% of our sales for the nine months ended September 30, 2007 and 2006, respectively.

Our typical collection period ranges from three months to one year. In addition, it generally takes one to two months to receive products from our suppliers after we place an order. In order to have product available to meet anticipated orders, we have been increasing our inventory in recent months, which has required increased advance payments to our suppliers. In some cases, we must maintain funds on deposit with a supplier. These factors require us to use significant cash in our operations.

Because a substantial portion of our sales are made to a small number of customers, our accounts receivable from a small number of customers represent a large percentage of our accounts receivable and assets. Our largest account receivable at September 30, 2007 was approximately $1,246,241, representing approximately 4.76% of our total assets and approximately 5.29% of our working capital. Our three largest accounts receivable were approximately $2,456,834, representing approximately 9.39% of our total assets and approximately 10.42% of our working capital. This concentration of accounts receivable represents a significant credit risk.

Because our business is conducted in the PRC, all of our transactions are accounted for in Chinese Yuan. Our financial condition and the results of our operations, expressed in terms of United States dollars, is dependent upon the applicable currency exchange rate, which can change significantly from period to period and may be affected by the relationship between the United States and the PRC.

Results of Operations

The following table sets forth our statements of operations for the three months and nine months ended September 30, 2007 and 2006, in U.S. dollars:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	12,588,938	7,596,531	25,945,901	15,445,694
Product sales	11,904,525	6,366,619	24,552,269	13,856,558
Medical formula sales	684,413	1,229,912	1,393,632	1,589,136
Costs of goods sold	8,765,477	4,490,055	18,029,902	9,910,331
Gross profit	3,823,461	3,106,476	7,915,999	5,535,363
R&D expenses	336,794	31,361	437,449	270,702
Selling, general and administrative costs	830,518	185,517	2,435,288	1,084,194
Reverse acquisition expenses	0	0	0	931,270
Income from operations	2,656,149	2,889,598	5,043,262	3,249,197

Other (expense) income, net	13,694	-136,645	3,604	-143,757
Income before income taxes & Minority interest	2,669,843	2,752,953	5,046,866	3,105,440
Provision for income taxes	480,458	475,574	1,018,743	729,831
Income before Minority interest	2,189,385	2,277,379	4,028,123	2,375,609
Minority interest	16,529	0	68,646	0
Net income	2,205,914	2,277,379	4,096,769	2,375,609
Other comprehensive income
Foreign currency translation adjustment	341,114	128,142	900,439	199,840
Comprehensive income	2,547,028	2,405,521	4,997,208	2,575,449

Our revenue is derived primarily from the sale of prescription and over-the-counter medicines, Chinese herbs, traditional Chinese medicines derived from Chinese herbs, dietary supplements, and medical instruments (collectively “product sales”) and the sale of medical formulas (“medical formula sales”). The following table sets forth the revenues and percentage of revenues derived from each of these types of products.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006
Prescription and Over the Counter Western Medicine	$8,181,913	65%	$4,506,407	59.32%	$16,169,169	62.32%	$9,716,925	62.91%
Traditional Chinese Medicine	3,659,616	29.06%	1,852,443	24.39%	8,067,890	31.10%	4,106,942	26.59%
Herbs & Medicine materials	0		7,769	0.10%	215,307	0.83%	32,691	0.21%
Dietary Supplements	21,095	0.17%			39,315	0.15%
Medical Instruments	41,901	0.33%			60,588	0.23%
Medical Formula	684,413	5.44%	1,229,912	16.19%	1,393,632	5.37%	1,589,136	10.29%
Total	$12,588,938	100%	$7,596,531	100%	$25,945,901	100%	$15,445,694	100%

Three-Month Period Ended September 30, 2007 Compared with Three-Month Period ended September 30, 2006

Revenue

Total revenue for the three months ended September 30, 2007 was $12,588,938, an increase of $4,992,407, or 65.72%, from revenue of $7,596,531 for the comparable period in 2006.

Revenue from product sales for the three months ended September 30, 2007 was $11,904,525, an increase of $5,537,906, or 87%, from revenue of $6,366,619 for the comparable period in 2006. As of September 30, 2007, we have obtained exclusive regional distribution rights in Guangdong Province for 160 new products in 2007, which generated $1,624,369 during the three months ended September 30, 2007.

Medical formula sales were $684,413, or 5.44% of total sales, and $1,229,912, or 16.19% of total sales, for the three months ended September 30, 2007 and 2006, respectively. These amounts represent proceeds from the sale of certain technology and know-how relating to the production of medicines. We initially acquired the technology in an undeveloped state from other companies, undertook research and development to make improvements, and sold the improved technology to other drug manufacturers. The primary reason for the decrease in medical formula sales is that fewer new customers have signed contracts for medical formula sales in 2007. We believe this is due to regulatory action by the State Food and Drug Administration (“SFDA”), which must approve every transfer of ownership of a medical formula in the PRC, and which recently enhanced its approval procedures by setting higher application criteria which requires more time for review.

Cost of revenue

Cost of revenue for the three months ended September 30, 2007 was $8,765,477, or 69.3% of total revenue, compared with $4,490,055, or 59.1% of total revenue, for the comparable period in 2006. The increase in costs was due primarily to the increase in sales described just above, and to a lesser extent due to the reasons described just below relating to gross margin.

Gross Profit and Gross Margin

Gross profit for the three months ended September 30, 2007 was $3,823,461, an increase of $716,985, or 23%, from $3,106,476 for the comparable period of 2006. Our gross margin for the three months ended September 30, 2007 was 30.37%, as compared with 40.89% for the three months ended September 30, 2006. The decrease in our gross margin was due primarily to the introduction of new over-the-counter products we sold in the third quarter of 2007, which have lower margins than the products we sold in the same period in 2006. Because we do not intend to continue introducing new products of this kind into our mix of products to a significant degree in coming quarters, we do not expect decreasing profit margins to continue.

Research and Development Expenses

Research and development expenses were $336,794 for the three months ended September 30, 2007, compared with $31,361 for the same period of 2006. In both periods, these expenses were used primarily for the pre-clinical study of the Yutian capsule, a traditional Chinese medicine designed for use in the treatment of lung cancer that is being developed jointly by Konzern and the Pharmaceutical Research Institute of Nanhua University. As of the date of this report, our patent application for the Yutian capsule has been approved by the State Health Department and is pending before the PRC National Intellectual Property Bureau, and the SFDA is currently reviewing the medicine for possible license for sale throughout the PRC.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $830,518 for the three months ended September 30, 2007, an increase of $645,001 from $185,517 for the comparable period in 2006. The increase was mainly caused by (i) increased expenditures for advertising, trade shows and marketing that the Company made in order to increase sales in a highly competitive industry, focusing on future sales of relatively higher margin products, (ii) increased payroll costs, including the salaries of our Chief Executive Officer, S enshan Yang, and our Executive Vice President, Ms. Minhua Liu, which we began to pay in May 2007, (iii) increased transportation costs due to increases in the price of gasoline, and (iv) payroll and administrative fees to our 70% owned subsidiary, Guangzhou Co-win Bioengineering Co., Ltd. Because we do not expect significant increases in those categories of expenses over the next several quarters, we do not expect selling, general and administrative expenses to continue to increase.

Income Taxes

Provision for income taxes was $480,458 for the three months ended September 30, 2007, compared with $475,574 for the comparable period in 2006. The increase was due to the growth of sales revenue and operating income for the three months ended September 30, 2007.

Net Income

Net income for the three months ended September 30, 2007 was $2,205,914, a decrease of $71,465 from $2,277,379 for the comparable period in 2006. The decrease was mainly due to the increase in selling, general and administrative expenses and research and development expenses as we analyzed under “Selling, General and Administrative Expenses” above, and for the reasons described there, we do not expect net income to continue to decrease over the next several quarters.

Nine-Month Period Ended September 30, 2007 Compared with Nine-Month Period ended September 30, 2006

Revenue

Total revenue for the nine months ended September 30, 2007 was $25,945,901, an increase of $10,500,207, or 68%, from total revenue of $15,445,694 for the comparable period in 2006.

Revenue from product sales for the nine months ended September 30, 2007 was $24,552,269, an increase of $10,695,711, or 77%, from $13,856,558 for the comparable period in 2006. The increase was largely attributable to sales and distribution of approximately $3,649,170 of new products for which we have exclusive distribution rights in Guangdong Province, and to sales and distribution of approximately $751,044 of the new “Fengduoxin” antibiotic product, for which we have the exclusive distribution rights throughout China.

Revenue from medical formula sales was $1,393,632, or 5.37% of total sales, for the nine months ended September 30, 2007, compared with $1,589,136, or 10.29% of total sales, for the comparable period in 2006. These amounts represent proceeds from the sale of certain technology and know-how relating to the production of medicines. We initially acquired the technology in an undeveloped state from other companies, undertook research and development to make improvements, and sold the improved technology to other drug manufacturers. The primary reason for the decrease in medical formula sales is that fewer new customers have signed contracts for medical formula sales in 2007. We believe this is due to regulatory action by the State Food and Drug Administration (“SFDA”), which must approve every transfer of ownership of a medical formula in the PRC, and which recently enhanced its approval procedures by setting higher application criteria which require more time for review.

Cost of revenue for the nine months ended September 30, 2007 was $18,029,902, an increase of $8,119,571, or 82%, from $9,910,331 for the comparable period in 2006. The increase is due primarily to our increase in sales described above, combined with (i) a decrease in sales of our higher profit-margin products, such as medical formulas and certain prescription medicines, and (ii) a decrease in the prices of medicines generally as competition through the open bidding system increased.

Gross Profit and Gross Margin

Gross profit for the nine months ended September 30, 2007 was $7,915,999, an increase of $2,380,636, or 43%, from $5,535,363 for the comparable period of 2006. Our gross margin for the nine months ended September 30, 2007 was 30.51% as compared with 35.84% for the nine months ended September 30, 2006, a decrease of 5.33%. The decrease in our gross margin was due to the decrease in sales of medical formulas, which have a high gross margin, as well as a significant increase in sales of over-the-counter products, which have lower profit margins. Although our total revenue increased in the first nine months of 2007 as compared to the same period of 2006, the increase was due to relatively low-margin over-the-counter product sales, instead of relatively high-margin prescription drug sales. As a result, our gross margin decreased.

Research and Development Expenses

Research and development expenses were $437,449 for the nine months ended September 30, 2007, compared with $270,702 for the same period of 2006. In both periods, these expenses were used primarily for the pre-clinical study of the Yutian capsule, which in 2007 included further study of the molecular structure of the drug.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $2,435,288 for the nine months ended September 30, 2007, an increase of $1,351,094 from $1,084,194 for the comparable period in 2006. The increase was mainly due to (i) an increase in consulting fees to our investor relations firm, (ii) increased payroll expenses relating to salaries and employee sales bonuses, and (iii) increased advertising, trade-show and marketing expenses.

The reverse-merger expenses of $931,270 incurred in the nine months ended September 30, 2006 were one-time expenses.

Income Taxes

Provision for income taxes was $1,018,743 for the nine months ended September 30, 2007 as compared with $729,831 for the comparable period in 2006. The increase was due to the increase of product sales and operating income.

Net Income

Net income for the nine months ended September 30, 2007 was $4,096,769, an increase of $1,721,160, or 72.45%, from $2,375,609 for the comparable period in 2006. The increase was mainly due to the increase in revenue from product sales and the absence of reverse acquisition expenses, which affected net income in 2006.

Liquidity and Capital Resources

During the nine months ended September 30, 2007, as a result of the sale of preferred stock and warrants, we received net proceeds of approximately $5.7 million. As of September 30, 2007, we had working capital of $23,574,193, an increase of $13,715,998, or 139%, from $9,858,195 as of September 30, 2006.

We used cash of $1,844,778 in our operations for the nine months ended September 30, 2007, an increase of $1,148,801 from the cash used for the comparable period of 2006. The increase in net cash used in operating activities was largely due to the increase of advances to suppliers and inventories related to our increased quantity of sales.

The following table sets forth the changes in certain balance sheet items, in U.S. dollars and percentages, from December 31, 2006 to September 30, 2007.

Balance Sheet Caption	Change in dollars 12/31/06 to 09/30/07	Percentage Change 12/31/06 to 09/30/07
Accounts receivable	$1,958,042	28%
Inventories	3,331,351	175%
Advances to suppliers	2,222,666	55%
Accounts payable	131,343	70%
Customer deposits	325,992	1813%

The change in these balance sheet captions reflects the nature of the cash requirements of our business. Because it takes one to two months to receive products we order, we have been increasing our inventories in order to meet anticipated increases in sales. From December 31, 2006 to September 30, 2007, our inventories increased 175%. In the course of our business, we must make significant deposits to our suppliers when we place an order. Our advances to suppliers increased 55% from December 31, 2006 to September 30, 2007 because of an increase in our purchases resulting from increased sales and our payment policies, whereby we try to pay our suppliers (other than required down payments) once or twice a year. As a result, until we pay our suppliers, our accounts payable increase. As of September 30, 2007, our advance payments to our suppliers totaled approximately $6,300,078 for 2007, and our cash balance remaining with our suppliers was approximately $4,128,170. In addition, our customer deposits increased 1,813% from December 31, 2006 to September 30, 2007, reflecting increased sales. We require our customers to pay a certain percentage of the sales price as a deposit before we ship products to them. The percentage varies from customer to customer. During the course of business, we reduce the deposit requirement for some customers with good credit.

We intend to use our available funds to accelerate the development and testing of new drugs. We believe that our available funds will provide us with sufficient capital for at least the next twelve months; however, we may acquire one or two production facilities to manufacture our own products. To the extent that we make acquisitions or establish our own production facilities, we may require additional capital for the acquisition or for the operation of the combined companies. We cannot assure that such funding will be available.

Critical Accounting Policies and Estimates

We have disclosed in Note 2 to our financial statements those accounting policies that we consider to be significant in determining our results of operations and our financial position which are incorporated by reference herein.

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See note 2 to our consolidated financial statements, "Summary of Significant Accounting Policies." Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations.

Revenue recognition

We recognize revenue when all four of the following criteria are met: (1) persuasive evidence has been received that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. We follow the provisions of SAB No. 104 which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying our revenue recognition criteria is recorded as deferred revenue.

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products, which are sold exclusively in the PRC, are subject to a Chinese value-added tax at a rate of 13% to 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Research and development costs

Research and development costs are expensed as incurred. To the extent that research and development services are performed for us by third parties, these costs are expensed when the services are performed by the third party. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment or depreciated over their estimated useful lives.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Inventories

We record reserves against our inventory to provide for estimated obsolete or unsalable inventory based on assumptions about future demand for our products and market conditions. If future demand and market conditions are less favorable than management's assumptions, additional reserve could be required. Likewise, favorable future demand and market conditions could positively impact future operating results if previously reserved inventory is sold.

DESCRIPTION OF PROPERTY

We lease office space at Rooms 701 and 702 in Guangri Tower, Suite 702, #8 Siyou South 1st Street, Yuexiu District, Guangzhou, China, from Guangzhou Carpentry Company, for terms of three years. The lease of Room 702 provides us with 4,500 square feet of office space, for which we pay rent of approximately $28,320 per year, and expires on August 31, 2009. For the office space in Room 701, we pay rent of $22,500 per year, and the lease expires on April 30, 2009.

We have a one-year renewable lease of approximately 9,688 square feet of warehouse space at 67 Shahe Road, Tianhe District, in the city of Guangzhou, which we renewed on December 31, 2007, and for which we pay annual rent of approximately $21,696.

We believe that our facilities are adequate for the conduct of our business for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From February 2005 through the completion of the reverse acquisition on February 8, 2006, Capital Markets, a company affiliated with us by virtue of holding 97.3% of our outstanding common stock, advanced money to us to fund our pre-acquisition business activities. On February 8, 2006, we repaid in full the debt we owed to Capital Markets, in the amount of $32,398, and we purchased from Capital Markets 928,000 shares of our common stock held by it for $167,602. The funds for these payments came from proceeds from our sale of Series A preferred stock and warrants to investors in a private placement transaction, also on February 8, 2006.

Also on February 8, 2006, we issued an aggregate of 750,000 shares, which were valued by an outside consultant relied upon by management at $.81 per share, as compensation for services performed by several parties, including 150,000 shares issued to Meiyi Xia and 37,500 shares to Lin Li, and we paid a consulting fee of $100,000 to AiDi Financial Investment LLC in connection with services performed relating to the February 8 private placement. Ms. Xia served as our President from February 8 to March 21, 2006 and served as our Vice President from March 22, 2006 to September 16, 2007. Ms. Li was our Vice President and Secretary from February 8, 2006 to January 5, 2008. Ms. Xia was Chief Executive Officer of AiDi Financial Investment from January 2003 to December 2005.

Pursuant to the share exchange agreement that governed our reverse merger with Konzern on February 8, 2006, we issued shares of our common stock in the following numbers to the following shareholders of Konzern.

Name of Konzern stockholder	Number of shares issued
Senshan Yang	3,265,000
Minhua Liu	2,612,000
Junhua Liu	653,000

Prior to the reverse acquisition in February 2006, we received two loans in the amounts of $19,898 and $12,500 from an affiliate of one of the founding stockholders. These loans were repaid at the reverse acquisition of February 8, 2006.

In December 2005, we issued 8,000 shares of common stock to 40 persons known by the Company in exchange for $2,000. Approximately 28 of the purchasers have relationships with Southridge Investment Group, LLC (“Southridge”), an entity affiliated by common ownership with our majority stockholder at that time, Capital Markets Advisory Group, LLC.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is a limited market for our common stock.

Dividends

We have not paid dividends on our common stock, and the terms of the certificate of designation for our Series A preferred stock prohibit us from paying dividends while any shares of Series A preferred stock are outstanding. We plan to retain future earnings, if any, for use in our business, and do not anticipate paying dividends on our common stock in the foreseeable future. Prior to the reverse acquisition on February 8, 2006, Konzern made distributions to its stockholders, including a 2006 cash distribution of $1.9 million and a distribution of $1.2 million of inventory. At the time of the distribution, Konzern was a privately-owned Chinese limited liability company, with income being taxed to stockholders. The distributions by Konzern were made partly in inventory in order to maintain cash in the business.

Shares reserved for issuance

As of September 30, 2007, there were reserved for issuance a total of 12,084,476 shares, of which 3,120,000 were issuable upon conversion of the Series A preferred stock, 7,389,476 shares were reserved for issuance upon exercise of the warrants and 1,575,000 shares are reserved for issuance pursuant to the 2006 long-term incentive plan. The shares of common stock issuable upon conversion of Series A preferred stock and exercise of warrants are being offered by the selling stockholders pursuant to this prospectus. We are registering all of those shares as required by the terms of a registration rights agreement between the Company and the initial investors signed on February 8, 2006 as part of the private placement transaction executed on that date.

See "Selling Stockholders" for information relating to the issuance of stock since our organization.

Market for our common stock

Our common stock is traded in the over-the-counter market and quotations are reported on the over-the-counter Bulletin Board overseen by FINRA under the symbol CHME. The table below sets forth the high and low bid price for each quarter since there has been a market for our common stock, as reported by the Yahoo Finance website at http://finance.yahoo.com/q?s=CHME.OB.

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fourth Quarter 2007	$4.48	$2.90
Third Quarter 2007	$3.35	$2.20
Second Quarter 2007	$4.45	$2.70
First Quarter 2007	$3.75	$2.70
Fourth Quarter 2006	$3.25	$2.50

As of the date of this prospectus, there are approximately 39 holders of record of our common stock.

EXECUTIVE COMPENSATION

The following table reflects the compensation paid to our principal executive officer and executive officers who have earned more than $100,000 in any of the previous two fiscal years.

Name and Principal Position	Year	Salary (cash or non-cash) ($)	Bonus (cash or non-cash) ($)	Stock awards ($)	Option awards ($)		Non-equity incentive plan compen- sation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation($)	Total ($)
Senshan Yang, CEO	2006 2005	13,147 25,488	— —	— —	— —		— —	— —	— —	13,147 25,488
Meiyi Xia, former Vice President	2006 2005	78,000 —	— —	— —	31,480 —	(1)	— —	— —	— —	109,480 —

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Currently we have two executive officers, Senshan Yang and Minhua Liu. The Board of Directors is comprised of Senshan Yang, Minhua Liu, Robert Adler, Dr. Rachel Gong and Dr. Yanfang Chen. Dr. Gong and Dr. Chen also serve as the two members of our Compensation Committee. Only Ms. Meiyi Xia, our former vice president, had total compensation exceeding $100,000 for the fiscal years ended December 31, 2006 or 2005.

The Board of Directors’ goal in determining compensation levels is to adequately reward the efforts and achievements of executive officers for the management of the Company. We have no pension plan, non-equity incentive plan or deferred compensation arrangement. We do, however, have a long-term equity incentive plan.

We have not used a compensation consultant in any capacity, but believe that our executive officer compensation package is comparable to similar businesses in our industry.

None of our executive officers has an employment agreement. In the absence of an employment agreement, the relevant PRC Labor Laws apply and provide terms of employment for executive officers, including benefits, term of employment, labor-related insurance, termination for cause, termination on 30 days’ notice, termination without notice and benefits, and other terms.

Long-Term Equity Incentive Plan

In January 2006, we adopted the 2006 Long-Term Incentive Plan, which reserved 1,575,000 shares of common stock for issuance under its terms. The plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The plan is administered by our Compensation Committee, and was approved by our shareholders in July 2006.

Incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.

Pursuant to this plan, we granted stock options to purchase an aggregate of 430,000 shares of common stock at $1.25 per share, of which options to purchase 120,000 shares were granted to Meiyi Xia and options to purchase 50,000 shares were granted to Lin Li. On March 22, 2006, we granted Meiyi Xia options to purchase an additional 450,000 shares and Lin Li options to purchase an additional 400,000 shares at $1.25 per share. Ms. Xia and Ms. Li are both former officers of the Company.

Outstanding Equity Awards at Fiscal Year End

The following table reflects the unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Meiyi Xia	—	120,000	(1)	—	$1.25	2/07/2011	—	—	—	—
	—	450,000	(2)	—	$1.25	3/31/2011	—	—	—	—

(1)	The vesting date was February 8, 2006.

(2)	The vesting date was March 22, 2006.

Director Compensation

The following table reflects the compensation of directors for the Company’s fiscal year ended December 31, 2006:

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robert Adler	7,500	—	3,992	—	—	—	11,492
Rachel Gong	7,500	—	3,992	—	—	—	11,492
Yanfang Chen	7,500	—	3,992	—	—	—	11,492

Independent directors are not eligible for discretionary options under the 2006 Long Term Incentive Plan. However, each newly elected independent director receives, at the time of his or her election, a five-year option to purchase 30,000 shares of common stock at the market price on the date of his or her election. Under this provision, each of our three independent directors, Robert Adler, Rachel Gong, and Yanfang Chen, received options to purchase 30,000 shares of our common stock at an exercise price of $1.25 per share on May 9, 2006. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on April 1 of each year, commencing April 1, 2007 to each independent director.

Each independent director also receives an annual retainer of $10,000, which has been fully paid for 2007 as of November 30, 2007. There is no other specific compensation arrangement for committee services, services as chairman of the board or a committee, or meeting attendance. All independent directors have the same compensation terms.

Directors who are not independent of us receive no compensation for serving as directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Guzov Ofsink, LLC.

EXPERTS

The financial statements of China Medicine Corporation at December 31, 2006 and for the two years then ended, included in this prospectus to the extent and for the periods indicated in its report, have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of that site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

FINANCIAL STATEMENTS

Our financial statements appear immediately below, beginning on page F-1 of this prospectus.

CHINA MEDICAL CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Medicine Corporation

We have audited the accompanying consolidated balance sheets of China Medicine Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Medicine Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California March 28, 2007

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
CURRENT ASSETS
Cash	$371,480	$91,964
Accounts receivable, trade, net of allowance for doubtful accounts of $34,021 and $12,333 as of December 31, 2006 and 2005, respectively	7,034,911	2,410,824
Inventories	1,900,467	1,382,929
Advances to suppliers	4,077,412	1,075,546
Other current assets	42,136	38,301
Total current assets	13,426,406	4,999,564

EQUIPMENT, net	1,215,311	330,015

OTHER ASSETS - Intangible assets	682	-

Total assets	$14,642,399	$5,329,579

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable, trade	$188,877	$170,196
Short-term loans	-	95,480
Other payables - related parties	30,000	-
Other payables and accrued liabilities	23,265	97,449
Customer deposits	17,980	37,292
Taxes payable	295,902	170,456
Liquidated damages payable	44,003	-
Total liabilities	600,027	570,873

MINORITY INTEREST	908,480	-

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, 2,340,000 shares issued and outstanding	234	-
Common stock, $0.0001 par value; $90,000,000 shares authorized, 8,160,000 shares issued and outstanding at 2006 and 6,530,000 shares issued and outstanding at 2005	816	653
Paid-in capital	4,396,971	120,347
Contribution receivable	(961,500)	-
Statutory reserves	1,345,206	722,909
Retained earnings	7,979,242	3,813,665
Accumulated other comprehensive income	372,923	101,132
Total shareholders' equity	13,133,892	4,758,706

Total liabilities and shareholders' equity	$14,642,399	$5,329,579

See report of independent registered public accounting firm.

The accompanying notes are an integral part of this statement.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
REVENUES
Product sales	$20,772,783	$12,791,031
Medical formula sales	3,219,167	2,134,872
Total revenues	23,991,950	14,925,903

COST OF GOOD SOLD	15,017,100	8,656,873

GROSS PROFIT	8,974,850	6,269,030

OPERATING EXPENSES
Research and development	294,080	478,590
Selling, general and administrative	1,565,288	511,170
Reverse acquisition	931,270	-
Total operating expenses	2,790,638	989,760

INCOME FROM OPERATIONS	6,184,212	5,279,270

OTHER INCOME (EXPENSE), NET	(199,945)	410,900

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	5,984,267	5,690,170

PROVISION FOR INCOME TAXES	1,229,688	-

INCOME BEFORE MINORITY INTEREST	4,754,579	5,690,170

MINORITY INTEREST	33,295	-

NET INCOME	4,787,874	5,690,170

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	271,791	101,132

COMPREHENSIVE INCOME	$5,059,665	$5,791,302

Earning per share - basic	$0.65	$0.87

Earning per share - diluted	$0.63	$0.87

Weighted average number of shares outstanding - basic	7,352,082	6,530,000

Weighted average number of shares outstanding - diluted	7,653,584	6,530,000

See report of independent registered public accounting firm.

The accompanying notes are an integral part of this statement.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock		Preferred Stock				Retained Earnings		Accumulated
	Shares	Par Value	Shares	Par Value	Paid-in capital	Contribution receivable	Statutory reserves	Unrestricted	other comprehensive income	Totals
BALANCE, December 31, 2004	6,530,000	$653	-	$-	$120,347	$-	$722,909	$1,234,972	$-	$2,078,881

Net income								5,690,170		5,690,170
Distributions								(3,111,477)		(3,111,477)
Foreign currency translation adjustments									101,132	101,132

BALANCE, December 31, 2005	6,530,000	653	-	-	120,347	-	722,909	3,813,665	101,132	4,758,706

Net income								4,787,874		4,787,874
Adjustment of statutory reserve							622,297	(622,297)		-
Reverse acquisition, February 8, 2006	1,028,000	103			(32,501)					(32,398)
Shares redeemed in connection with										-
reverse acquisition	(928,000)	(93)			(167,509)					(167,602)
Shares issued for acquisition services	750,000	75			607,425					607,500
Issuance of preferred stock			3,120,000	312	3,782,688					3,783,000
Preferred stock converted to common stock	780,000	78	(780,000)	(78)						-
Stock Options Granted					86,521					86,521
Contribution receivable						(961,500)				(961,500)
Foreign currency translation adjustments									271,791	271,791

BALANCE, December 31, 2006	8,160,000	$816	2,340,000	$234	$4,396,971	$(961,500)	$1,345,206	$7,979,242	$372,923	$13,133,892

See report of independent registered public accounting firm.

The accompanying notes are an integral part of this statement.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,787,874	$5,690,170
Adjustments to reconcile net income to cash
used in operating activities:
Depreciation and amortization	162,051	104,890
Loss (gain) on sale of assets	15,732	(337,940)
Stock issued for services	607,500	-
Gain on distributions of dividends in-kind	-	(74,828)
Loss from investment	110,982	-
Employee stock option	86,521	-
Minority interest	(33,295)	-
Change in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable, trade	(4,514,763)	(1,001,566)
Inventories	(498,624)	(1,539,182)
Other receivables	(3,172)	(35,551)
Other receivables - related parties	-	2,286
Advances to suppliers	(2,933,832)	(617,422)
Other current assets	(125,924)	16,779
Increase (decrease) in liabilities:
Accounts payable, trade	17,275	(315,015)
Other payables and accrued liabilities	(73,246)	50,147
Other payables - related parties	30,000	-
Customer deposits	(19,140)	(664,739)
Taxes payable	121,850	(105,058)
Liquidated damages payable	44,003	-
Net cash (used in) provided by operating activities	(2,218,208)	1,172,971

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(825,787)	(166,914)
Purchase of intangible assets	(703)	-
Proceeds from sale of intangible assets	-	612,526
Net cash (used in) provided by investing activities	(826,490)	445,612

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on short-term loans	(94,094)	-
Proceeds from short-term loans	-	95,095
Issuance of preferred stocks	3,783,000	-
Payments for reverse acquisition	(32,398)	-
Distributions	(167,602)	(1,892,422)
Net cash provided by (used in) financing activities	3,488,906	(1,797,327)

EFFECT OF EXCHANGE RATE ON CASH	(164,692)	27,188

INCREASE (DECREASE) IN CASH	279,516	(151,556)

CASH, beginning of year	91,964	243,520

CASH, end of year	$371,480	$91,964

See report of independent registered public accounting firm.

The accompanying notes are an integral part of this statement.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
DECEMBER 31, 2006

Note 1 - Organization

Organization

China Medicine Corporation (the "Company") is a Delaware corporation, incorporated on February 10, 2005 under the name Lounsberry Holdings III, Inc., for the purpose of acquiring, or merging with, an operating business. On May 10, 2006, the Company changed its corporate name to China Medicine Corporation.

Effective February 8, 2006, the Company entered into a Stock Exchange Agreement ("Exchange Agreement") with Guangzhou Konzern Medicine Co., Ltd. ("Konzern"). Pursuant to the Exchange Agreement, the Company, at closing, acquired all of the capital of Konzern from Konzern Stockholders in exchange for 6,530,000 shares of the Company's common stock. For accounting purposes, the acquisition of Konzern has been treated as a recapitalization of Konzern with Konzern as the acquirer. The historical financial statements prior to February 8, 2006 are those of Konzern. Contemporaneously with the reverse acquisition, the Company redeemed 928,000 shares of common stock from its then principal stockholder who is not affiliated with the Konzern Stockholders or any member of the investor group for $167,602 and paid off loans from a related party for $32,398. The 928,000 shares purchased constituted approximately 90.3% of the 1,028,000 shares of common stock outstanding prior to the issuance of the shares of common stock pursuant to the Exchange Agreement and the 750,000 shares issued as disclosed in Note 17.

Konzern was privatized from a state-owned medicine company on July 25, 2000 in Guangzhou, People's Republic of China (PRC). The registered capital was $121,000. The Company has increased Konzern's registered capital by $2,300,000 with the proceeds received from the sale of preferred stock (see Note 17). The business license provides for a 24 year term and will end on September 2, 2024.

On July 7, 2006, Konzern entered into a Joint Cooperation Agreement with Guangzhou Ji'nan Science & Technology Industrial Group Co., Ltd. ("JSIG") and an individual, Mr. Dongsheng Yao, to jointly form Guangzhou Co-win Bioengineering Co., Ltd. (“Co-win”) for the purpose of development and application of aflatoxin-detoxifizyme ("ADTZ"). Konzern does not have any material relationship with JSIG or Mr. Yao other than this Agreement. The business licenses was approved by Guangzhou Commercial and Administrative Bureaus on October 27, 2006. The registered capital is RMB 25,000,000, approximately $3,200,000 with a 2-year term from June 5, 2006 to June 5, 2008. As of December 31, 2006, Konzern owns a 70% ownership in Co-win.

Operating Activities

The Company’s business operations consist of the wholesale of traditional Chinese medicine, traditional Chinese medicine raw materials, chemical medicine materials, chemical medicines, antibiotics, drugs of diagnosis, medical treatment equipment and health care food and biscuits; research and development of technology of new medicine and biological pharmacy.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Note 2 - Summary of significant accounting policies

Basis of presentation

The consolidated financial statements of the Company reflect the activities of its 100% owned subsidiary, Konzern, and 70% owned subsidiary, Co-win, both are located in the PRC. The consolidated financial statements have been presented as if the equity Exchange Agreement of the subsidiary (Konzern) occurred during the year of 2004 due to common management and ownership.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All material transactions and balances have been eliminated in the consolidation.

Use of estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and concentration of risk

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within PRC and the United States.

The Company's operations may be adversely affected by significant political, economic and social uncertainties in China. Although the Chinese government has pursued economic reform policies in the past, there is no assurance that the Chinese government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China's political, economic and social conditions. There is also no guarantee that the Chinese government's pursuit of economic reforms will be consistent or effective.

Financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the bank that is located in the Unites States, no deposits with the state owned banks within the PRC are covered by insurance. As of December 31, 2006 and 2005, the Company had deposits in excess of federally insured limits total of $225,467 and $78,319 , respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Accounts receivable, trade

The Company extends unsecured credit to its customers. Management reviews its accounts receivable on a regular basis to determine if the bad debt allowance is adequate for uncollected aged receivables and deterioration of customer operations. As such, the Company records a provision for bad debts that ranges from 0.3% to 1.0% of the outstanding accounts receivable. The allowance for doubtful accounts as of December 31, 2006 and 2005 amounted to $34,021 and $12,333, respectively.

Inventories

Inventories are stated at the lower of cost or market value, cost is determined using the weighted average method.

Equipment

Equipment is stated at the actual cost of acquisition less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciation of assets to operations over their estimated service lives, principally on a straight-line basis. The estimated lives used in determining depreciation are:

Furniture	3-5 years
Equipment	3-5 years
Motor vehicles	4-10 years

The residual value is estimated to be 5% of the actual cost.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is include in the statement of operations. Maintenance, repairs and minor renewals are charged directly to expenses as incurred.

Intangibles

Under the Statement of Accounting Standards ("SFAS") No.142, "Goodwill and Other Intangible Assets", all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets".

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Impairment of long-lived assets

Per SFAS No. 144, long-lived assets will be analyzed for indications of impairment. Impairment of long-lived assets is assessed by the Company whenever there is an indication that the carrying amount of the asset may not be recovered. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets' net carrying value. The amount of impairment loss, if any, is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Revenue recognition

The Company recognizes revenue when all four of the following criteria are met: (1) persuasive evidence has been received that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. The Company follows the provisions of SAB No. 104 which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying the Company's revenue recognition criteria is recorded as deferred revenue.

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company's products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 0% to 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Research and development costs

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment or depreciated over their estimated useful lives.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Foreign currency translation

The reporting currency of the Company is the US dollar. The functional currency of Konzern and Co-win is the Chinese Renminbi. The financial statements of Konzern and Co-win are translated to United Stated dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders' equity as other comprehensive income.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by PRC.

Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of income and shareholders' equity and amounted to $372,923 and $101,132 for the years ended December 31, 2006 and 2005, respectively. The balance sheet amounts with the exception of equity at December 31, 2006 were translated at 7.82 RMB to $1.00 USD as compared to 8.07 RMB at December 31, 2005. The equity accounts were stated at their historical rate. The average translation rate of 7.98 RMB and 8.18 RMB for the years ended December 31, 2006 and 2005, respectively, were applied to the income statement accounts.

Comprehensive income

The foreign currency translation gain or loss resulting from the translation of the financial statements expressed in Chinese RMB to United States dollars is reported as other comprehensive income in the statement of income and the statement of shareholders’ equity.

Income taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. There are no deferred tax amounts at December 31, 2006 and 2005.

The Charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantially enacted by the balance sheet date.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

China Medicine Corporation was incorporated in the United States and has incurred net operating losses for income tax purposes for 2006 and 2005. The net operating loss carry forwards for United States income taxes amounted to $1,467,593 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2025 and 2026. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’ limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. The valuation allowance at December 31, 2006 was $499,000. The net change in the valuation allowance for 2006 was an increase of $499,000. Management will review this valuation allowance periodically and make adjustments as warranted.

Fair value of financial instruments

The carrying amounts of the Company's financial instruments (including accounts receivable, shareholder loans and notes payable) approximate fair value due to the relatively short period to maturity of these instruments.

Stock-based compensation

Effective January 1, 2006, the Company adopted the Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments," ("FAS123R"), which established standards for the accounting for transactions in which an entity exchange its equity instruments for goods or services. This statement require a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Major suppliers

For the years ended December 31, 2006 and 2005, two suppliers accounted for approximately 44 % and 59%, respectively, of the Company's purchases.

Major customers

For the years ended December 31, 2006 and 2005, two customers accounted for approximately 46% and 72%, respectively, of the Company's sales. The accounts receivable balance of these two customers amounted $606,988 as of December 31, 2006.

Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

The following is a reconciliation of the basic and diluted earnings per share computations for the years ended December 31, 2006 and 2005:

	2006	2005
Net income for basic earnings per share	$4,787,874	$5,690,170
Shares of common stock and common
stock equivalents:
Weighted average shares used in basic computation	7,352,082	6,530,000
Convertible preferred stock	301,502	-
Weighted average shares used in diluted computation	7,653,584	6,530,000

Earnings per share:
Basic	$0.65	$0.87
Diluted	$0.63	$0.87

The following options and warrants have been excluded from diluted earnings per share because they are anti-dilutive:

	2006	2005
Options	13,700,000	0
Warrants	7,389,476	0
	21,089,476	0

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation. These reclassifications have no effect on net income or cash flows.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Recently issued accounting pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS 155 to have a material impact on the consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" ("FAS 156"), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, with early adoption being permitted. This statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS 156 to have a material impact on the consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with FAS 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The requirements of FIN 48 are effective beginning January 1, 2007. The Company does not expect the adoption of FIN 48 to have a material impact on the consolidated financial statements.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which provides enhanced guidance for using fair value to measure assets and liabilities. This standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 12, 2007, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating whether the adoption of SFAS157 will have a material effect on the consolidated results of operations and financial condition.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company is currently evaluating whether the adoption of SFAS158 will have a material effect on the consolidated results of operations and financial condition.
.
 Note 3 - Contribution receivable

On July 7, 2006, Konzern, our 100% subsidiary in China, entered into a Joint Cooperation Agreement with JSIG and an individual, Mr. Dongsheng Yao, to jointly form a new Chinese company for the purpose of development and application of aflatoxin-detoxifizyme ("ADTZ"). Konzern has no material relationships with JSIG or Mr. Yao other than this Agreement.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Ji'nan University, for whom JSIG is the agent, is the holder of the four Chinese patents on ADTZ of which Mr. Yao is the inventor. JSIG and Mr. Yao contributed the four patents into the joint venture company for which they will each hold a 15% equity interest in the joint venture company. In addition, JSIG and Mr. Yao are to be paid a total of approximately $125,000, as a technology contribution fee from the joint venture company. The agreement provides that we are to invest a total of approximately $2.2 million, of which $625,000 has been paid and the balance is due within two years, based on the development effort, for which we will receive a 70% equity interest in the joint venture company. JSIG is to transfer to the joint venture four patents covering ADTZ.

The contribution receivable represents the capital contribution to be made by Guangzhou Jinan Keji Chanyu Group Ltd. and Dongsheng Yang to Co-win by June 30, 2007. The contribution receivable amounted $961,500 as of December 31, 2006,

The agreement provides that the joint venture entity will have the intellectual property rights to any products developed by the joint venture pursuant to the agreement. The Company requires government approval as to the organization and business license for the joint venture company. The formation of the joint venture company is pending the approval and license from Guangzhou Industrial and Commerce Bureau in China.

Note 4 - Inventories

Inventories at December 31 consisted of the following:

	2006	2005
Chemical Medicine	$1,897,789	$1,382,929
Traditional Chinese Medicine	2,678	-
Totals	$1,900,467	$1,382,929

Note 5 - Advances to suppliers

Advances to suppliers for inventory purchases as of December 31, 2006 and 2005 amounted to $4,077,412 and $1,075,546, respectively.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Note 6 - Equipment

Equipment at December 31 consisted of the following:

See report of independent registered public accounting firm.

	2006	2005
Furniture and fixtures	$205,182	$160,081
Equipment	1,076,368	369,459
Motor vehicles	227,933	132,804
Total	1,509,483	662,344
Less accumulated depreciation	294,172	332,329
Equipment, net	$1,215,311	$330,015

Depreciation expense for the years ended December 31, 2006 and 2005 amounted to $162,015 and $104,890 respectively.

Note 7 - Customer deposits

The Company requires their customers to deposit monies with the Company when they place an order for their products. The Company does not pay interest on these amounts. Customer deposits amounted to $17,980 and $37,292 as of December 31, 2006 and 2005, respectively.

Note 8 - Taxes

The Company is organized in the United States and no tax benefit is expected from tax credits in the future.

Under the Income Tax Laws of PRC, the Company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region where it allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years.

The Company’s two subsidiaries, Konzern and Co-win are located and are doing business in China. Konzern was approved as a foreign Joint-venture enterprise in 2004 and as a wholly-owned foreign enterprise in 2006. Konzern has an income tax exemption for 2004 and 2005 and a 50% reduction the income tax rate for 2006, 2007 and 2008.

Co-win has not obtained the approval for the tax exemption in 2006, and was subjected to an effective rate of 33%.

The estimated tax savings for the period ending December 31, 2006 and 2005 amounted $1,229,688 and $1,877,756 respectively. The net effect on earnings per share if the income tax had been applied would decrease earnings per share from $0.65 to $0.48 for the year ended December 31, 2006 and from $0.87 to $0.58 for the year ended December 31, 2005, respectively.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

The provision for income taxes at December 31 consisted of the following:

See report of independent registered public accounting firm.

	2006	2005
Provision for China Income Tax	$1,117,898	$-
Provision for Local Tax	111,790	-
Total	$1,229,688	$-

The following table reconciles the U.S. statutory rates to the Company's effective tax rate for the years ended December 31:

	2006	2005
U.S. Statutory rates	34.0%	34.0%
Foreign income not reognized in USA	(34.0)	(34.0)
China income taxes	33.0	-
Income tax exemption	(16.5)	-
Effective tax rate	16.5%	-%

Taxes payable consisted of the following at December 31:

	2006	2005
Income taxes payable	$(15,380)	$-
Individual income tax	487	205
Value added tax	310,795	170,251
Total	$295,902	$170,456

Note 9 - Short-term loans

In January 2006, the Company repaid $95,696 in short term loans to CITIC Industrial Bank including interest of $1,582.

	December 31,	December 31,
	2006	2005
Citic Industrial Bank due February 1, 2006,
annual interest rate at 5.22%	$-	$95,480

Note 10 - Related party transactions

As of December 31, 2006 and 2005, the due from related parties amounted to $30,000 and $0, respectively. Those amounts were generated from making cash advances to or from the shareholders for ordinary business expenses. These amounts are unsecured, non interest bearing, and have no fixed terms of repayment.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Note 11 - Minority interest

See report of independent registered public accounting firm.

Minority interest consists of the interest of minority shareholders in Co-win. The Company’s wholly owned subsidiary Konzern owns 70% ownership interest in Co-win.

Note 12 - Commitments and contingencies

Operating lease

The Company leases its facilities under short-term and long-term, non-cancelable operating lease agreements expiring through August 2009. The non-cancelable operating lease agreement states that the Company pays certain operating expenses applicable to the leased premises.

Total rental expense for the years ended December 31, 2006 and 2005 amounted to $74,690 and $31,282, respectively.

As of December 31, 2006, the future minimum annual lease payments required are as follows:

Year Ending December 31,	Amount
2007	72,516
2008	50,820
2009	26,380
Thereafter	—

Notes 13 - Supplemental disclosure of cash flows

The Company paid $1,975 and $1,582 for interest and $1,244,743 and $2,900 for income tax for the years ended December 31, 2006 and 2005, respectively.

Note 14 - Statutory reserves

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of People's Republic of China ("PRC GAAP"). Appropriation to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

The discretionary surplus fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. The Company's Board of Directors decided not to make an appropriation to this reserve for 2006 and 2005.

The Company was required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. Effective January 1, 2006, the Chinese authority is no longer requiring the Company to reserve funds, and the prior reserve was transferred to statutory surplus reserve.

According to the Company’s articles, the Company should appropriate 10% of the net profit as statutory surplus reserve. For the year ended December 31, 2006 and 2005, the Company appropriated to the statutory surplus reserve in the amount of $1,345,206 and $722,909, respectively.

Note 15 - Retirement benefit plans

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The contribution is based on a percentage required by the local government and the employees' current compensation. The Company contributed $38,575 and $23,575 during the years ended December 31, 2006 and 2005, respectively.

Note 17 - Shareholders’ equity

Sale of preferred stock

Contemporaneously with the reverse acquisition, the Company entered into a Preferred Stock Purchase Agreement, dated February 8, 2006, with Barron Partners L.P., Ray and Amy Rivers, JTROS, Steve Mazur and William Denkin pursuant to which the Company issued and sold an aggregate of 3,120,000 shares of its Series A Convertible Preferred Stock, a newly-created series of preferred stock, and warrants to purchase 3,694,738 shares of common stock at $1.75 per share and 3,694,738 shares of common stock at $2.50 per share.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

The Series A Convertible Preferred Stock is convertible, at the option of the holder and at any time, into 3,120,000 shares of common stock. No dividends are payable on the preferred stock and dividends may not be paid on the common stock while the preferred stock is outstanding. The preferred stock is not redeemable but has a liquidation preference of $1.25 per share. Holders of the preferred stock are not entitled to vote, except on matters that would adversely affect their rights.

The warrants have a term of five years and are exercisable by the holder at any time. With certain exceptions, if the Company issues common stock at a price, or warrants or other convertible securities with an exercise or conversion price, which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case maybe, of such other securities. However, in such circumstances, the number of shares obtainable on exercise of the warrants is not changed.

The conversion rate of the Series A Preferred Stock and the exercise price of the warrants (but not the number of shares obtainable on exercise) are subject to adjustment in certain events, including the failure to achieve specified levels of adjusted earnings before interest, taxes, depreciation and amortization or fully diluted pre-tax income per share, computed as set forth in the applicable agreements. Further, the Series A Preferred Stock can not be converted and the warrants can not be exercised if such conversion or exercise would result in the holder and its affiliates owning more than 4.9% of the then outstanding number of shares of common stock.

The Company valued the warrants at the time they were issued using the Cox-Ross-Rubinstein binomial model, based on the exercise price and term of the warrants and the following assumptions: fair value of common stock - $0.81; volatility - 50%; interest rate - 4.55%. Because there was no public market for the Company's common stock, the Company estimated the expected volatility of the Company's common stock over the term of the warrants based on a review of the historical volatility of other publicly-traded companies considered by management to be comparable to the Company. The fair value of the common stock and the Series A Preferred Stock was estimated based on the implicit value paid by the investors. As a result, based on these factors, the Series A Preferred Stock was valued at $2,518,615 and the warrants were valued at $1,381,385, reflecting the aggregate gross proceeds paid by the investors of $3,900,000.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Under a Registration Rights Agreement with the investors, the Company is required to file a registration statement registering the common stock issuable upon conversion of the series A preferred stock and exercise of the warrants. The registration statement was filed on April 13, 2006 but has not yet become effective. Accordingly, effective August 8, 2006, the Company has begun to incur obligations to pay liquidated damages under the Registration Rights Agreement. The Company is required to pay to the investors liquidated damages of 1,025 shares of series A preferred stock each day until the registration statement is effective, up to a maximum total of 375,000 shares. After the registration statement becomes effective, the Company is required to maintain its effectiveness until the expiration of two years after the date of the agreement or until the investors hold less than 10% of the registrable securities.

The registration statement became effective on October 17, 2006. As of December 31, 2006, the Company has accrued $44,003 for the liquidated damages pursuant to that agreement. This amount has been included in general and administrative expenses.

The Company reviewed the terms of the Series A Preferred Stock and the Warrants, in accordance with FAS 133 and EITF Issue 00-19. The conversion option related to the Series A Preferred Stock is an embedded derivative instrument but the risks and rewards of that embedded derivative are considered to be clearly and closely related to the risks and rewards of the host instrument and, accordingly, the embedded derivative instrument has not been bifurcated. The Company has reviewed the requirements of EITF Issue 00-19 and concluded that the Warrants should be accounted for as equity instruments. Accordingly, the net proceeds from the sale of the preferred stock and warrants of $3,783,000, representing the gross proceeds received of $3,900,000, net of $117,000 of commissions, has been credited to additional paid-in capital.

Common stock

The Company issued 750,000 shares of common stock to individuals for services performed and of which 150,000 shares were issued to Ms. Mary Xia and 37,500 shares were issued to Ms. Lin Li, who are officers of the Company. There is no established market for the Company's common stock. Accordingly, the fair value of the common stock of $0.81 has been estimated by determining the fair value that would equate the aggregate fair values of the Series A Preferred Stock and the Warrants to the gross cash proceeds received from the third-party investors, keeping all other valuation factors constant. Therefore, the Company valued the common stock at $0.81 per share for a total of $607,500 for the 750,000 shares issued, which amount was expensed during the year ended December 31, 2006.

During 2006, the Company converted 780,000 shares of Series A Convertible Preferred Stock into 780,000 shares of common stock, par value $0.0001 per share. As of December 31, 2006, the Company has 8,160,000 shares of common stocks, and 2,340,000 shares of preferred stocks outstanding.

Stock options

On February 8, 2006, contemporaneously with the reverse acquisition, the Company granted options to purchase 430,000 of common stock of which options to purchase 390,000 shares were granted to officers and other key employees of Konzern. On March 22, 2006, the Company granted options to purchase an additional 850,000 shares of common stock to two officers. The options all have an exercise price of $1.25 per share, which was the conversion price of the series A preferred stock and not less than the fair market value on the date of grant, and were granted pursuant to the Company's 2006 Long-Term Incentive Plan. The 2006 Long-Term Incentive Plan, which covers 1,575,000 shares of common stock, and all options granted under the plan are subject to stockholder approval of the plan. The Company estimated that the value of the options is between $0.17 to $0.23 per share subject to the exercise of options. The plan was approved by the stockholders of the Company in July 2006.

See report of independent registered public accounting firm.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

SFAS No. 123 requires that compensation expense related to options granted be calculated based on the fair value of the options as of the date of grant. The fair value calculations take into account the exercise prices and expected lives of the options, the current price of the underlying stock, its expected volatility, the expected dividends on the stock, and the current risk-free interest rate for the expected life of the option. Because there is no trading market for the Company's common stock, no historical data on which to base an estimate of volatility. The Company has considered the volatility that might be expected to occur for companies comparable to the Company and, selected three publicly-traded companies whose business are similar to the Company's and who are classified in the same SIC code as the Company, have assumed a volatility of 50% as being reasonably representative of the volatility that could be expected to occur in the future over the relevant periods. The risk-free rates used are based on Treasury Constant Maturity rates, published by the U.S. Federal Reserve. The weighted average risk-free rate was 4.65%. Since the Company does not have a history of employee stock options, the estimated life is based on one half of the sum of the vesting period and the contractual life of the option.

The Company used the Cox-Ross-Rubinstein binomial model to value the options, Warrants and the embedded conversion option of the Series A Preferred Stock. The following assumptions were used in the preparation of the above valuations at inception:

Assumption	Preferred Stock	Warrants A	Warrants B	Stock options
Common stock - fair value	$0.81	$0.81	$0.81	$0.81
Expected life	Perpetual	5 years	5 years	2.5 years
Volatility		50%	50%	50%
Risk-free rate		4.55%	4.55%	4.65%

See report of independent registered public accounting firm.

	Option
Summary of stock option activities:	Number of Outstanding Options	Exercisable	Non vested options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)
Outstanding as of December 31, 2005	-	-	-	-	-
Granted on February 8, 2006	430,000	143,000	287,000	1.25	1.67
Granted on March 22, 2006	850,000	283,000	567,000	1.25	1.75
Granted on May 9, 2006	90,000	90,000	-	1.25	1.83
Exercised	-	-	-
Forfeited	-	-	-
Outstanding as of December 31, 2006	1,370,000	516,000	854,000

	Warrant
Summary of warrants activities:	Number of warrants	Fair Market Vaue	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)
Outstanding as of December 31, 2005	-		-	-
Granted on February 8, 2006	3,694,738	0.81	1.75	4.17
Granted on February 8, 2006	3,694,738	0.81	2.50	4.17
Exercised	-
Forfeited	-
Outstanding as of December 31, 2006	7,389,476

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

	September 30,	December 31,
	2007	2006
	Unaudited
ASSETS
CURRENT ASSETS
Cash	$4,128,170	$371,480
Accounts receivable, trade, net of allowance for doubtful accounts of $35,401 and $34,021 as of September 30, 2007 and
December 31, 2006, respectively	8,992,953	7,034,911
Inventories	5,231,818	1,900,467
Advances to suppliers	6,300,078	4,077,412
Other current assets	86,576	42,136
Total current assets	24,739,595	13,426,406

EQUIPMENT, net	1,293,904	1,215,311

OTHER ASSETS - Intangible assets, net	134,054	682

Total assets	$26,167,553	$14,642,399

LIABILITIES AND SHARE HOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$320,220	$188,877
Other payables - related parties	65,132	30,000
Other payables and accrued liabilities	9,878	23,265
Customer deposits	343,972	17,980
Taxes payable	382,197	295,902
Liquidated damages payable	44,003	44,003
Total liabilities	1,165,402	600,027

MINORITY INTEREST	895,033	908,480

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized,
606,255 shares issued and outstanding at September 30, 2007 and
2,340,000 shares issued and outstanding at December 31, 2006	61	234
Common stock, $0.0001 par value; 90,000,000 shares authorized,
13,306,738 shares issued and outstanding at September 30, 2007
and 8,160,000 shares issued and outstanding at December 31, 2006	1,331	816
Paid-in capital	10,372,647	4,396,971
Contribution receivable	(961,500)	(961,500)
Statutory reserves	1,345,206	1,345,206
Retained earnings	12,076,011	7,979,242
Accumulated other comprehensive income	1,273,362	372,923
Total shareholders' equity	24,107,118	13,133,892

Total liabilities and shareholders' equity	$26,167,553	$14,642,399

The accompanying notes are an integral part of this consolidated statement.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(Unaudited)

	FOR THREE MONTHS ENDED		FOR NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006
REVENUES
Product sales	$11,904,525	$6,366,619	$24,552,269	$13,856,558
Medical formula sales	684,413	1,229,912	1,393,632	1,589,136
Total revenues	12,588,938	7,596,531	25,945,901	15,445,694

COST OF GOOD SOLD	8,765,477	4,490,055	18,029,902	9,910,331

GROSS PROFIT	3,823,461	3,106,476	7,915,999	5,535,363

OPERATING EXPENSES
Research and development	336,794	31,361	437,449	270,702
Selling, general and administrative	830,518	185,517	2,435,288	1,084,194
Reverse acquisition	-	-	-	931,270
Total operating expenses	1,167,312	216,878	2,872,737	2,286,166

INCOME FROM OPERATIONS	2,656,149	2,889,598	5,043,262	3,249,197

OTHER INCOME (EXPENSE), NET	13,694	(136,645)	3,604	(143,757)

INCOME BEFORE INCOME TAXES	2,669,843	2,752,953	5,046,866	3,105,440
AND MINORITY INTEREST

PROVISION FOR INCOME TAXES	480,458	475,574	1,018,743	729,831

INCOME BEFORE MINORITY INTEREST	2,189,385	2,277,379	4,028,123	2,375,609

MINORITY INTEREST	16,529	-	68,646	-

NET INCOME	2,205,914	2,277,379	4,096,769	2,375,609

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	341,114	128,142	900,439	199,840

COMPREHENSIVE INCOME	$2,547,028	$2,405,521	$4,997,208	$2,575,449

Earning per share - basic	$0.17	$0.31	$0.35	$0.33

Earning per share - diluted	0.14	0.29	$0.30	$0.31

Weighted average number of shares outstanding - basic	13,306,738	7,380,000	11,585,981	7,250,926

Weighted average number of shares outstanding - diluted	15,586,809	7,749,000	13,866,051	7,563,893

The accompanying notes are an integral part of this consolidated statement.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

	Preferred Stock		Common Stock				Retained Earnings		Accumulated other
	Shares	Par Value	Shares	Par Value	Paid-in capital	Contribution receivable	Statutory reserves	Unrestricted	comprehensive income	Totals
BALANCE, December 31, 2005	-	$-	6,530,000	$653	$120,347	$-	$722,909	$3,813,665	$101,132	$4,758,706

Net income								2,375,609		2,375,609
Reverse acquisition, February 8, 2006			1,028,000	103	(32,501)					(32,398)
Shares redeemed in connection with
reverse acquisition			(928,000)	(93)	(167,509)					(167,602)
Shares issued for acquisition services			750,000	75	607,425					607,500
Issuance of preferred stock	3,120,000	312			3,782,688					3,783,000
Stock options granted					65,067					65,067
Foreign currency translation adjustments									199,840	199,840

BALANCE, September 30, 2006 (Unaudited)	3,120,000	$312	7,380,000	$738	$4,375,517	$-	$722,909	$6,189,274	$300,972	$11,589,722

Net income								2,412,265		2,412,265
Adjustment of statutory reserve							622,297	(622,297)		-
Preferred stock converted to common stock	(780,000)	(78)	780,000	78						-
Stock options granted					21,454					21,454
Contribution receivable						(961,500)				(961,500)
Foreign currency translation adjustments									71,951	71,951

BALANCE, December 31, 2006	2,340,000	$234	8,160,000	$816	$4,396,971	$(961,500)	$1,345,206	$7,979,242	$372,923	$13,133,892

Net income								4,096,769		4,096,769
Preferred stock converted to common stock	(1,733,745)	(173)	1,773,448	177	(4)					-
Warrants exercised			3,315,790	332	5,717,789					5,718,121
Stock option granted					78,497					78,497
Common stock issued for services			57,500	6	179,394					179,400
Foreign currency translation adjustments									900,439	900,439

BALANCE, September 30, 2007 (Unaudited)	606,255	$61	13,306,738	$1,331	$10,372,647	$(961,500)	$1,345,206	$12,076,011	$1,273,362	$24,107,118

The accompanying notes are an integral part of this consolidated statement.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Unaudited)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,096,769	$2,375,609
Adjustments to reconcile net income to cash
used in operating activities:
Minority interest	(68,646)	-
Depreciation and amortization	199,575	128,152
Loss on sale of assets	-	15,658
Stock issued for services	179,400	672,567
Employee stock option	78,497	-
Loss on currency exchange	19,620	-
Change in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable, trade	(1,638,087)	(3,095,070)
Inventories	(3,186,935)	(96,958)
Other receivables	-	(153,754)
Advances to suppliers	(2,014,715)	(1,503,595)
Other current assets	(41,847)	22,746
Increase (decrease) in liabilities:
Accounts payable, trade	121,123	173,827
Other payables - related parties	33,213	(32,398)
Other payables and accrued liabilities	(14,034)	33,524
Customer deposits	318,533	22,831
Taxes payable	72,756	696,881
Liquidated damages payable	-	44,003
Net cash used in operating activities	(1,844,778)	(695,977)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(228,213)	(1,520,555)
Deposit for investment	-	(774,876)
Purchase of intangible asset	(130,640)	-
Net cash used in investing activities	(358,853)	(2,295,431)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on short-term loans	-	(95,974)
Proceeds from issuance of preferred stock	-	3,783,000
Proceeds from exercise of warrants	5,718,121	-
Cash paid on shares redeemed	-	(167,602)
Net cash provided by financing activities	5,718,121	3,519,424

EFFECT OF EXCHANGE RATE ON CASH	242,200	22,043

INCREASE IN CASH	3,756,690	550,059

CASH, beginning of period	371,480	91,964

CASH, end of period	$4,128,170	$642,023

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for income taxes	$703,012	$2,900

Cash paid for interest expense	$-	$1,582

The accompanying notes are an integral part of this consolidated statement.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Note 1 - Organization

Organization

China Medicine Corporation (the "Company") is a Delaware corporation, incorporated on February 10, 2005 under the name Lounsberry Holdings III, Inc., for the purpose of acquiring, or merging with, an operating business. On May 10, 2006, the Company changed its corporate name to China Medicine Corporation.

Effective February 8, 2006, the Company entered into a Stock Exchange Agreement ("Exchange Agreement") with Guangzhou Konzern Medicine Co., Ltd. ("Konzern"). Pursuant to the Exchange Agreement, the Company, at closing, acquired all of the capital of Konzern from Konzern’s three principal shareholders (“Konzern Stockholders”) in exchange for 6,530,000 shares of the Company's common stock. For accounting purposes, the acquisition of Konzern was treated as a recapitalization of Konzern with Konzern as the acquirer. The historical financial statements prior to February 8, 2006 are those of Konzern. Contemporaneously with the reverse acquisition, the Company redeemed 928,000 shares of common stock from its then principal stockholder who is not affiliated with the Konzern Stockholders or any member of the investor group for $167,602 and paid off loans from a related party for $32,398. The 928,000 shares purchased constituted approximately 90.3% of the 1,028,000 shares of common stock outstanding prior to the issuance of the shares of common stock pursuant to the Exchange Agreement. We issued 750,000 shares of common stock as disclosed in Note 15.

Konzern was privatized from a state-owned medicine company on July 25, 2000 in Guangzhou, People's Republic of China (PRC). The registered capital was $121,000. The Company has increased Konzern's registered capital by $2,300,000 with the proceeds received from the sale of preferred stock (see Note 15). The business license provides for a 24 year term and will end on September 2, 2024.

Konzern US Holding Corporation (“Konzern Holding”) was registered in New Jersey on January 12, 2006 for the purpose of distributing and marketing drugs, medical supplies and medical equipments. Konzern Holding is wholly owned by Konzern with 100,000 shares of stock authorized. Konzern Holding had no operating activities until September 2007, and obtained $200,000 from Konzern as initial investment.

On July 7, 2006, Konzern entered into a Joint Cooperation Agreement with Guangzhou Ji'nan Science & Technology Industrial Group Co., Ltd. ("JSIG") and Mr. Dongsheng Yao, an unrelated third party, to jointly form Guangzhou Co-win Bioengineering Co., Ltd. (“Co-win”) for the purpose of development and application of aflatoxin-detoxifizyme ("ADTZ"). Mr. Dongsheng Yao became board of director after the formation of Co-win. Konzern does not have any material relationship with JSIG or Mr. Yao other than this Agreement. The business licenses were approved by Guangzhou Commercial and Administrative Bureaus on October 27, 2006. The registered capital is RMB 25,000,000, approximately $3,200,000 with a 2-year term from June 5, 2006 to June 5, 2008. As of September 30, 2007, Konzern owns a 70% ownership in Co-win.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Operating Activities

The Company’s business operations consist of the wholesale of prescription and over the counter medicines, traditional Chinese medicines, which are medicines derived from Chinese herbs, dietary supplements, medical instruments and the sale of medical formula.

Note 2 - Summary of significant accounting policies

Basis of presentation

The consolidated financial statements of the Company reflect its wholly-owned subsidiary, Konzern, its 70% owned subsidiary, Co-win, both located in the PRC, and its wholly-owned subsidiary Konzern US Holding. The consolidated financial statements have been presented as if the equity Exchange Agreement of Konzern occurred at the beginning of 2006 due to common management and ownership.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All material transactions and balances have been eliminated in the consolidation.

Use of estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and concentration of risk

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within PRC and the United States.

The Company's operations may be adversely affected by significant political, economic and social uncertainties in China. Although the Chinese government has pursued economic reform policies in the past, there is no assurance that the Chinese government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China's political, economic and social conditions. There is also no guarantee that the Chinese government's pursuit of economic reforms will be consistent or effective.

Financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the bank that is located in the Unites States, no deposits with the state owned banks within the PRC are covered by insurance. As of September 30, 2007 and December 31, 2006, the Company had deposits in excess of federally insured limits total of $3,907,714 and $225,467 , respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Accounts receivable, trade

The Company extends unsecured credit to its customers. Management reviews its accounts receivable on a regular basis to determine if the bad debt allowance is adequate for potential uncollectible amounts due to deterioration of customer operations. The allowance for doubtful accounts as of September 30, 2007 and December 31, 2006 amounted to $35,401 and $34,021 , respectively.

Inventories

Inventories are stated at the lower of cost or market value, cost is determined using the weighted average method.
Equipment

Equipment is stated at the actual cost of acquisition less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciation of assets to operations over their estimated service lives, principally on a straight-line basis. The estimated lives used in determining depreciation are:

Furniture	3 - 5 years
Equipment	3 - 5 years
Motor vehicles	4 - 10 years

The residual value is estimated to be 5% of the actual cost.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations. Maintenance, repairs and minor renewals are expensed as incurred.

Intangibles

Under the Statement of Accounting Standards ("SFAS") No.142, "Goodwill and Other Intangible Assets", all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets".

The Company acquired technology to manufacture aflatoxin-detoxifizyme ("ADTZ") totaling $133,400. The Company will begin amortizing costs once manufacturing begins.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

The Intangible assets as of September 30, 2007 and December 31, 2006, net of amortization, amounted to $134,054 and $682, respectively. Amortization expense fro the nine months ended September 30, 2007 and 2006 amounted to $55, and $0, respectively. Amortization expense for the three months ended September 30, 2007 and 2006 amounted to $18 and $0, respectively.

Impairment of long-lived assets

Per SFAS No. 144, long-lived assets will be analyzed for indications of impairment. Impairment of long-lived assets is assessed by the Company whenever there is an indication that the carrying amount of the asset may not be recovered. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets' net carrying value. The amount of impairment loss, if any, is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

The Company periodically evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Revenue recognition

The Company recognizes revenue when all four of the following criteria are met: (1) persuasive evidence has been received that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. The Company follows the provisions of SAB No. 104 which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying the Company's revenue recognition criteria is recorded as deferred revenue.

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company's products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 0% to 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

VAT on sales and VAT on purchases amounted to $4,173,685 and $3,488,057 for the nine months ended September 30, 2007 and $1,893,197 and $1,747,316 for the nine months ended September 30, 2006, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs and totaled $181,026 and $130,251 for the nine months ended September 30, 2007 and 2006 and totaled $86,443 and $16,367 for the three months ended September 30, 2007 and 2006.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Advertising costs

The Company expenses the cost of advertising as incurred in selling, general and administrative costs and totaled $406,245 and $53,069 for the nine months ended September 30, 2007 and 2006 and totaled $325,189 and $0 for the three months ended September 30, 2007and 2006.

Research and development costs

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment or depreciated over their estimated useful lives. Research and development expense amounted to $437,449 and $270,702 for the nine months ended September 30, 2007 and 2006, respectively. Research and development expense amounted to $336,794 and $31,361 for the three months ended September 30, 2007 and 2006, respectively.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.

Translation adjustments amounted to $1,273,362 and $372,923 as of September 30, 2007 and December 31, 2006, respectively. Asset and liability accounts at September 30, 2007 were translated at 7.50 RMB to $1.00 USD as compared to 7.80 RMB at December 31, 2006. Equity accounts were stated at their historical rate. The average translation rates applied to income statements accounts for the nine months ended September 30, 2007 and 2006 were 7.65 RMB and 8.05 RMB, respectively. Cash flows are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Historically, the Company has not entered any currency trading or hedging transactions, although there is no assurance that the Company will not enter into such transactions in the future.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Income taxes

The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. There are no deferred tax amounts at September 30, 2007 and December 31, 2006.

The Charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantially enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

China Medicine Corporation was incorporated in the United States and has incurred net operating losses for income tax purposes for the nine months ended September 30, 2007 and 2006. The net operating loss carry forwards for United States income taxes amounted to $1,235,768 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2027. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. The valuation allowance at September 30, 2007 was $420,000. The net change in the valuation allowance for the nine months ended September 30, 2007 was an increase of $218,000. Management will review this valuation allowance periodically and make adjustments as warranted.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Fair value of financial instruments

The carrying amounts of the Company's financial instruments (including accounts receivable, shareholder loans and notes payable) approximate fair value due to the relatively short period to maturity of these instruments.

Stock-based compensation

The Company adopted the Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments," ("FAS123R"), which established standards for the accounting for transactions in which an entity exchange its equity instruments for goods or services. This statement require a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award.

Major suppliers

For the nine months ended September 30, 2007 and 2006, five suppliers accounted for approximately 70 % and 63%, respectively, of the Company's purchases. Advances to these five suppliers represent 32% of the Company’s total advances to suppliers as of September 30, 2007. As of September 30, 2007 and 2006, no accounts payable was due to these suppliers.

Major customers

For the nine months ended September 30, 2007 and 2006, five customers accounted for approximately 43% and 52%, respectively, of the Company's total sales. The accounts receivable balance of these five customers amounted $2,827,898, representing 31% of the total accounts receivable as of September 30, 2007.

Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

The following is a reconciliation of the basic and diluted earnings per share computations for the nine and three months ended September 30:

	2007	2006
	Unaudited	Unaudited
For the nine months ended September 30:
Net income	$4,096,769	$2,375,609
Shares of common stock and common
stock equivalents:
Weighted average shares used in basic computation	11,585,981	7,250,926
Diluted effect of stock options, warrants,
and preferred stocks	2,280,070	312,967
Weighted average shares used in diluted computation	13,866,051	7,563,893

Earnings per share:
Basic	$0.35	$0.33
Diluted	$0.30	$0.31

For the three months ended September 30:
Net income	$2,205,914	$2,277,379
Shares of common stock and common
stock equivalents:
Weighted average shares used in basic computation	13,306,738	7,380,000
Diluted effect of stock options, warrants,
and preferred stocks	2,280,071	369,000
Weighted average shares used in diluted computation	15,586,809	7,749,000

Earnings per share:
Basic	$0.17	$0.31
Diluted	$0.14	$0.29

On April 2, 2007, the Company granted a total of 15,000 stock options to three of its independent directors. The Options will become exercisable for 7,500 shares of commons stock six months from the date of grant and the remaining 7,500 options, eighteen months from the date of grant. The options are anti-dilutive and are not included in the calculation.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications have no effect on net income or cash flows.

Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 provides a common definition of fair value to be used throughout GAAP which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 will be effective for an entity's financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect SFAS No. 157 will have on its consolidated financial position, liquidity, or results of operations.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. Management is currently evaluating the effect of this pronouncement on financial statements.

Note 3 - Contribution receivable

On July 7, 2006, Konzern, entered into a Joint Cooperation Agreement (the “Agreement”) with JSIG and an individual, Mr. Dongsheng Yao, to jointly form a new Chinese company for the purpose of development and application of aflatoxin-detoxifizyme ("ADTZ"). Konzern has no material relationships with JSIG or Mr. Yao other than the Agreement.

Pursuant to the Agreement, JSIG and Mr. Yao will transfer four patents relating to ADTZ into the joint venture company for which they will each hold a 15% equity interest in the joint venture company. In addition, JSIG and Mr. Yao will be paid a total of approximately $125,000, as a technology contribution fee from the joint venture company. The agreement provides that the Company will invest a total of approximately $2.2 million, of which $625,000 has been paid and the balance, according to the Chinese government requirements, is due within two years. Based on the agreement the Company will receive a 70% equity interest in the joint venture company.

The contribution receivable represents the technology required to be contributed by JSIG and Mr. Yao to Co-win by June 30, 2007 based on the original agreement. The four patents’ application and ownership transfer were still in process as of September 30, 2007. The Company, JSIG and Mr. Yao agreed to extend the contribution deadline to May 30, 2008. The contribution receivable amounted $961,500 as of September 30, 2007.

The agreement provides that the joint venture entity will have the intellectual property rights to any products developed by the joint venture pursuant to the agreement. The Company requires government approval as to the organization and business license for the joint venture company. The business license for the operation of the joint venture was issued by Guangzhou Commercial and Administrative Bureaus on October 27, 2006.

Note 4 - Inventories

Inventories consisted of the following:

	September 30, 2007	December 31, 2006
	Unaudited
Chemical Medicine	$5,231,818	$1,897,789
Traditional Chinese Medicine	-	2,678
Totals	$5,231,818	$1,900,467

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Note 5 - Equipment

Equipment consisted of the following:

	September 30, 2007	December 31, 2006
	Unaudited
Furniture and fixtures	$169,006	$205,182
Equipment	1,220,565	1,076,368
Motor vehicles	280,773	227,933
Leasehold improvement	133,400	-
Total	1,803,744	1,509,483
Less accumulated depreciation	(509,840)	(294,172)
Equipment, net	$1,293,904	$1,215,311

Depreciation expense for the nine months ended September 30, 2007 and 2006 amounted to $199,520 and $128,152 respectively. Depreciation expense for the three months ended September 30, 2007 and 2006 amounted to $69,227 and $106,674.

Note 6 - Customer deposits

The Company requires their customers to deposit monies with the Company when they place an order for their products. The Company does not pay interest on these amounts. Customer deposits amounted to $343,972 and $17,980 as of September 30, 2007 and December 31, 2006, respectively.

Note 7 - Taxes

The Company is organized in the United States and no tax benefit is expected from tax credits in the future.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%;

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above when the grace period expires.

The Company and its subsidiaries were established before March 16, 2007 and therefore are qualified to continue enjoying the reduced tax rate as described before. Since the detailed guidelines of the new tax law were not publicized yet, the Company can not determine what the new tax rate (15% or 25%) will be applicable to the Company and its subsidiaries after the end of their respective tax holiday terms.

Under the existing Income Tax Laws of PRC, the Company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region where it allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years.

The Company’s two subsidiaries, Konzern and Co-win are located and are doing business in China. Konzern was approved as a foreign Joint-venture enterprise in 2004 and as a wholly-owned foreign enterprise in 2006. Konzern has an income tax exemption for 2004 and 2005 and a 50% reduction on the income tax rate for 2006, 2007 and 2008. Co-win has not obtained the approval for the tax exemption in 2006, and was subjected to an effective rate of 33%.

The estimated tax savings for the nine-month periods ending September 30, 2007 and 2006 amounted $1,018,743 and $729,831 respectively. The net effect on earnings per share if the income tax had been applied would decrease earnings per share from $0.35 to $0.27 for the nine months ended September 30, 2007 and from $0.33 to $0.23 for the nine months ended September 30, 2006, respectively.

The provision for income taxes at September 30 consisted of the following:

	2007	2006
	Unaudited	Unaudited
Provision for China Income Tax	$926,130	$663,483
Provision for Local Tax	92,613	66,348
Total	$1,018,743	$729,831

The following table reconciles the U.S. statutory rates to the Company's effective tax rate for the nine months ended September 30:
	2007	2006
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
Income tax exemption	(16.5)	(16.5)
Effective tax rate	16.5%	16.5%

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Taxes payable consisted of the following at September 30:

	September 30, 2007	December 31, 2006
	Unaudited
Income taxes payable	$306,407	$(15,380)
Value added tax	63,391	310,795
Other income tax	12,399	487
Total	$382,197	$295,902

Note 8 - Related party transactions

Amounts due to related parties totaled $65,132 and $30,000 as of September 30, 2007 and December 31, 2006. Those amounts were generated from making cash advances to or from the shareholders for ordinary business expenses.

As of September 30, 2007, the contribution receivable from two shareholders of Co-win, JSIG and Mr. Yao, amounted to $961,500, as discussed on Note 3 above.

Note 9 - Commitments and contingencies

The Company leases its facilities under short-term and long-term, non-cancelable operating lease agreements expiring through August 2009. The non-cancelable operating lease agreement states that the Company pays certain operating expenses applicable to the leased premises.

As of September 30, 2007, the future minimum annual lease payments required are as follows:

Year Ending December 31,	Amount
2007	$33,503
2008	134,011
2009	89,341
Thereafter	—

Total rental expense for the nine months ended September 30, 2007 and 2006 amounted to $91,866 and $35,344, respectively. For the three months ended September 30, 2007 and 2006, total rental expense amounted to $39,710 and $14,458, respectively.

Notes 10 - Supplemental disclosure of cash flows

In the nine months ended September 30, 2007, non-cash financial activities include 1,733,745 shares of preferred stock converted to 1,773,448 shares of common stock. 57,500 shares of common stock were issued for consulting services to be delivered within one year starting from July 17, 2007.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

During the period ended September 30, 2007, the Company expensed $78,497 for stock options to employees and independent directors.

Note 11 - Statutory reserves

The laws and regulations of the People’s Republic of China require that before an enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include surplus reserve fund and the enterprise fund and represent restricted retained earnings.

Surplus reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividend to shareholders. For the nine months ended September 30, 2007 and 2006, the Company did not transfer any fund to this reserve. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise fund

The enterprise fund may be used to acquire plant and equipment or to increase the working capital to expend on production and operation of the business. No minimum contribution is required and the company did not make any contribution to this fund for the nine months ended September 30, 2007.

Note 12 - Retirement benefit plans

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The contribution is based on a percentage required by the local government and the employees' current compensation. The Company contributed $32,052 and $26,261 for the nine months ended September 30, 2007 and 2006, respectively. For the three months ended September 30, 2007 and 2006, the Company contributed $11,816 and 14,003, respectively.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Note 13 - Shareholders’ equity

Sale of preferred stock

Contemporaneously with the reverse acquisition, the Company entered into a Preferred Stock Purchase Agreement (“PSPA”), dated February 8, 2006, with Barron Partners L.P., Ray and Amy Rivers, JTROS, Steve Mazur and William Denkin pursuant to which the Company issued and sold an aggregate of 3,120,000 shares of its Series A Convertible Preferred Stock, a newly-created series of preferred stock, and warrants to purchase 3,694,738 shares of common stock at $1.75 per share and 3,694,738 shares of common stock at $2.50 per share.

The Series A Convertible Preferred Stock is convertible at the option of the holder at any time, into 3,120,000 shares of common stock, subject to adjustment set forth in the PSPA. No dividends are payable on the preferred stock and dividends may not be paid on the common stock while the preferred stock is outstanding. The preferred stock is not redeemable but has a liquidation preference of $1.25 per share. Holders of the preferred stock are not entitled to vote, except on matters that would adversely affect their rights. The warrants have a term of five years and are exercisable by the holder at any time within the term. With certain exceptions, if the Company issues common stock at a price, or warrants or other convertible securities with an exercise or conversion price, which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case maybe, of such other securities. However, in such circumstances, the number of shares obtainable on exercise of the warrants is not changed.

The conversion rate of the Series A Preferred Stock and the exercise price of the warrants (but not the number of shares obtainable on exercise) are subject to adjustment in certain events, including the failure to achieve specified levels of adjusted earnings before interest, taxes, depreciation and amortization or fully diluted pre-tax income per share, computed as set forth in the applicable agreements. Because pre-tax targets were not met, the conversion price of the preferred stock has been reduced from $1.25 to $1.22 resulting in approximately 80,000 additional common shares to be issued. The exercise price of the warrants has been reduced from $1.75 to $1.70. There has been no effect on the financial statements for this change.

On April 23, 2007, the Company and the holders of the preferred shares and warrants executed a Waiver and Agreement that reduced the conversion price for preferred stock and the exercise price of the warrants by 3% of the original conversion amounts. The new agreement also requires the Company to redistribute the 750,000 shares issued to AiDi Financial Investment LLC, if recovered, as follows: 50% to the Company’s senior executives and 50% to the holders of preferred shares. Further, the Series A Preferred Stock cannot be converted and the warrants cannot be exercised if such conversion or exercise would result in the holder and its affiliates owning more than 4.9% of the then outstanding number of shares of common stock. The Company evaluated the impact of this amendment and determined there is no effect on the financial statements, given that both instruments were originally accounted for as equity instruments and that a variation in the conversion and exercise prices was contemplated under the original terms of the instruments, the implementation of that condition does not require any separate accounting recognition.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

The Company valued the warrants at the time they were issued using the Cox-Ross-Rubinstein binomial model, based on the exercise price and term of the warrants and the following assumptions: fair value of common stock - $0.81; volatility - 50%; interest rate - 4.55%. Because there was no public market for the Company's common stock, the Company estimated the expected volatility of the Company's common stock over the term of the warrants based on a review of the historical volatility of other publicly-traded companies considered by management to be comparable to the Company. The fair value of the common stock and the Series A Preferred Stock was estimated based on the implicit value paid by the investors. As a result, based on these factors, the Series A Preferred Stock was valued at $2,518,615 and the warrants were valued at $1,381,385, reflecting the aggregate gross proceeds paid by the investors of $3,900,000.

Under a Registration Rights Agreement with the investors, the Company was required to file a registration statement registering the common stock issuable upon conversion of the series A preferred stock and exercise of the warrants. The registration statement was filed on April 13, 2006, and was declared effective October 17, 2006. The Company incurred liquidated damages under the Registration Rights Agreement of $44,003 for the period from August 8, 2006 through October 17, 2006; these amounts are accrued liabilities and were recorded as interest expense. Additionally, the Company is required to maintain its effectiveness until the expiration of two years after the date of the agreement or until the investors hold less than 10% of the registerable securities or more liquidated damages of approximately $19,000 per month will be incurred.

The Company reviewed the terms of the Series A Preferred Stock and the Warrants, in accordance with FAS 133 and EITF Issue 00-19. The conversion option related to the Series A Preferred Stock is an embedded derivative instrument but the risks and rewards of that embedded derivative are considered to be clearly and closely related to the risks and rewards of the host instrument and, accordingly, the embedded derivative instrument has not been bifurcated. The Company has reviewed the requirements of EITF Issue 00-19 and concluded that the Warrants should be accounted for as equity instruments. Accordingly, the net proceeds from the sale of the preferred stock and warrants totaling $3,783,000, representing the gross proceeds received of $3,900,000, net of $117,000 of commissions, was recorded as equity.

Common stock

In 2006, the Company issued 750,000 shares of common stock to individuals for services performed and of which 150,000 shares were issued to Ms. Meiyi Xia, the former officer of the Company, and 37,500 shares were issued to Ms. Lin Li, who is a officer of the Company. There is no established market for the Company's common stock. The value of the stocks was originally estimated $0.32 per share, totaled of $238,769. The Company re-evaluated the fair value of the common stock by determining the fair value that would equate the aggregate fair values of the Series A Preferred Stock and the Warrants to the gross cash proceeds received from the third-party investors, keeping all other valuation factors constant. Therefore, the Company valued the common stock at $0.81 per share for a total of $607,500 for the 750,000 shares issued, which amount was expensed during the year ended December 31, 2006.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

For the nine months ended September 30, 2007, holders of preferred stock converted 1,733,745 shares of Series A Convertible Preferred Stock into 1,773,448 shares of common stock, par value $0.0001 per share. 1,621,750 shares of warrants were exercised at $1.75 per share and 1,694,040 shares of warrants were exercised at $1.70 per share for the nine months ended September 30, 2007. The Company received total of $5,718,121 cash from the exercise of warrants as of September 30, 2007.

The Company entered into Investor Relations Consulting Agreement with Hayden Communication International, Inc. (“HC”) dated October 11, 2006, pursuant to which HC is to provide the Company public relations consulting services for certain consideration including the issuance of 43,125 shares of the Company’s common stock. On July 19, 2007, these shares have been issued to HC. The issuance of the shares is exempt from registration pursuant to Section 4(2) and regulation D promulgated under the Securities Act of 1933, as amended (the ‘1933 Act”) and should contain a standard 1933 Act restrictive legend. Therefore, the Company valued the common stock at $3.12 per share for a total of $179,400 for the 43,125 shares issued, $179,400 was expensed for the nine months ended September 30, 2007.

Stock options

On February 8, 2006, contemporaneously with the reverse acquisition, the Company granted options to purchase 430,000 shares of common stock; 390,000 shares were granted to officers and other key employees of Konzern. On March 22, 2006, the Company granted options to purchase an additional 850,000 shares of common stock to two officers. The options all have an exercise price of $1.25 per share, which was the conversion price of the series A preferred stock and not less than the fair market value on the date of grant, and were granted pursuant to the Company's 2006 Long-Term Incentive Plan. The 2006 Long-Term Incentive Plan, which covers 1,575,000 shares of common stock, and all options granted under the plan are subject to stockholder approval of the plan. The Company estimated that the value of the options is between $0.17 and $0.23 per share subject to the exercise of options. The plan was approved by the stockholders of the Company in July 2006.

On April 2, 2007, the Company granted a total of 15,000 stock options to three of its independent directors. The Options become exercisable for 7,500 shares of common stock six months from the grant date and the remaining 7,500 options, eighteen months from the grant date. For the nine months and three months ended September 30, 2007, the Company expensed $14,660 and 7,330, respectively, related to these stock options.

SFAS No. 123R requires that compensation expense related to options granted be calculated based on the fair value of the options as of the date of grant. The fair value calculations take into account the exercise prices and expected lives of the options, the current price of the underlying stock, its expected volatility, the expected dividends on the stock, and the current risk-free interest rate for the expected life of the option. Because there is no trading market for the Company's common stock, no historical data on which to base an estimate of volatility. The Company has considered the volatility that might be expected to occur for companies comparable to the Company and, selected three publicly-traded companies whose business are similar to the Company's and who are classified in the same SIC code as the Company, have assumed a volatility of 50% as being reasonably representative of the volatility that could be expected to occur in the future over the relevant periods. The risk-free rates used are based on Treasury Constant Maturity rates, published by the U.S. Federal Reserve. The weighted average risk-free rate was 4.65%.

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Since the Company does not have a history of employee stock options, the estimated life is based on one half of the sum of the vesting period and the contractual life of the option. For the nine months ended September 30, 2007 and 2006, the Company expensed $63,837 and $65,067, respectively, for stock-based compensation. For the three months ended September 30, 2007 and 2006, the Company expensed $21,279 and 21,454, respectively, for stock-based compensation.

The Company used the Cox-Ross-Rubinstein binomial model to value the options, Warrants and the embedded conversion option of the Series A Preferred Stock. The following assumptions were used in the preparation of the above valuations at inception:

Assumption	Preferred Stock	Warrants A	Warrants B	Stock options
Common stock - fair value	$0.81	$0.81	$0.81	$0.81
Expected life	Perpetual	5 years	5 years	2.5 years
Volatility		50%	50%	50%
Risk-free rate		4.55%	4.55%	4.65%

	Options
Summary of stock option activities:	Outstanding	Exercisable	Unvested	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)
Outstanding as of 12/31/05	-	-	-	-	-
Granted on 02/08/06	430,000	143,000	287,000	1.25	1.67
Granted on 03/22/06	850,000	283,000	567,000	1.25	1.75
Granted on 05/09/06	90,000	90,000	-	1.25	1.83
Exercised	-	-	-
Forfeited	-	-	-
Outstanding as of 12/31/06	1,370,000	516,000	854,000	1.25	1.48
Granted on 4/2/07	15,000	-	15,000	3.00	5.00
Exercised	-	-	-
Forfeited	-	-	-
Outstanding as of 9/30/07	1,385,000	516,000	869,000	1.28	0.79

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

	Warrants
Summary of warrants activities:	Outstanding	Fair Market Vaue	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)
Outstanding as of 12/31/2005	-	-	-	-
Granted on 02/08/2006	3,694,738	0.81	1.75	4.17
Granted on 02/08/2006	3,694,738	0.81	2.50	4.17
Exercised	-
Forfeited	-
Outstanding as of 12/31/2006	7,389,476	0.81	2.13	4.17
Exercised, varies date in 2007	(1,621,750)	3.15	1.75
Exercised, varies date in 2007	(1,694,040)	3.05	1.70
Forfeited	-
Outstanding as of 9/30/2007	4,073,686	3.05	2.36	3.42

Part II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

The Company's certificate of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

Item	Amount
SEC filing fee	$833.32
Printing and submission for filing	$10,000*
Legal expenses	$30,000*
Accounting Expenses	$10,000*
Total	$50,833.32*

* Estimated

Item 26. Recent Sales of Unregistered Securities

In connection with our organization in February 2005, we issued 1,000,000 shares of common stock to Capital Markets and 20,000 shares to Mark Allen for a total purchase price of $102. The transaction was exempt from registration with the SEC under Section 4(2) of the Securities Act because it did not involve a public offering. Both purchasers are "accredited investors" that represented in writing that they acquired the securities for their own accounts. On February 8, 2006, in connection with the reverse acquisition, we purchased 928,000 shares from Capital Markets for $167,602. That transaction was exempt from registration with the SEC under Section 4(1) of the Securities Act because the seller, Capital Markets, was not an issuer, underwriter or dealer.

In December 2005, we issued 8,000 shares of common stock for $2,000 to 40 persons known by the Company. Approximately 28 of the purchasers have relationships with Southridge Investment Group, LLC (“Southridge”), an entity affiliated by common ownership with our majority stockholder at that time, Capital Markets. Both Capital Markets and Southridge, which is a FINRA-registered broker-dealer and was formerly known as Greenfield Capital Partners LLC, are owned by a family limited partnership controlled by Mr. Steve Hicks. One of the investors, Michael Byl, is president of Southridge. Of the remaining 39 investors, one is an employee, but not an affiliate of, Southridge, 16 are employees of entities that are related to Southridge, but are not broker-dealers, ten have family relationships with Mr. Hicks, and twelve are not affiliated with the Company or Capital Markets. The transaction was exempt from registration with the SEC under Section 4(2) of the Securities Act because it did not involve a public offering. No broker or underwriter was involved in the sale of the shares and no brokerage or underwriting commission was paid. The purchasers acquired the shares for their own accounts and not with a view to the sale or distribution thereof. The stock certificates representing the shares bear a restrictive legend.

On February 8, 2006, we issued the following securities:

•
Pursuant to the preferred stock purchase agreement, we sold to Barron Partners, Ray and Amy Rivers (as joint tenants with right of survivorship), Steve Mazur and William M. Denken, for an aggregate purchase price of $3.9 million, (i) 3,120,000 shares of Series A preferred stock, and (ii) warrants to purchase 7,389,476 shares of common stock, of which warrants to purchase 3,694,738 shares have an exercise price of $1.75 per share. The shares and warrants were issued as follows:

Investors	Number of Shares	Series A Warrants	Series B Warrants	Investment Amount
Barron Partners	2,640,000	3,126,316	3,126,316	$3,300,000
Ray and Amy Rivers (jointly)	160,000	189,474	189,474	$200,000
Steve Mazur	160,000	189,474	189,474	$200,000
William M. Denkin	160,000	189,474	189,474	$200,000

•	Pursuant to an agreement with the holders of Konzern's capital stock, we issued to the former stockholders of Konzern 6,530,000 shares of common stock, as follows:

Name of Konzern stockholder	Number of shares issued
Senshan Yang	3,265,000
Minhua Liu	2,612,000
Junhua Liu	653,000

•
We issued an aggregate of 750,000 shares of common stock to the following individuals for services. The Company valued the common stock at $0.81 per share for a total of $607,500 for the 750,000 shares issued.

Individual	Number of Shares
Meiyi Xia	150,000
Lin Li	37,500
Qingsong Du	187,500
Xiao Duan	125,000
Yaru Du	125,000
Yinshing To	125,000

No broker was involved in connection with any of the foregoing transactions, except that Crescent Fund, LLC received $78,000 and Britannia Consulting Group received $39,000 in connection with the sale of securities in the February 2006 private placement.

All of the persons who acquired shares in the foregoing transactions acquired the shares for investment and not with a view to the sale or distribution thereof and the stock certificates bear a restrictive legend.

All of the foregoing issuances were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D of the SEC thereunder.

During 2006, we issued shares of common stock and options to purchase common stock to our officers and other key employees. Such shares were acquired for investment and not with a view to the sale of distribution thereof. The shares issuable upon exercise of the options will be registered pursuant to the Securities Act on a Form S-8.

Item 27. Exhibits

Exhibit Index

2.1	Exchange Agreement dated as of February 8, 2006, among China Medicine Corporation and the former stockholders of Konzern(1)

3.1	Certificate of incorporation(2)

3.2	By-laws(2)

4.1	Certificate of Designation for the Series A Convertible Preferred Stock(1)

4.2	Form of warrant issued to investors in the February 2006 private placement(1)

4.3	Form of common stock certificate(3)

5.1	Form of opinion of Sichenzia Ross Friedman Ference LLP(3)

10.1	Preferred stock purchase agreement dated February 8, 2006, between the Registrant and the investors in the February 2006 private placement(1)

10.2	Registration rights agreement dated February 8, 2006, between the Registrant and the investors in the February 2006 private placement(1)

10.3	Registration rights provisions pursuant to the stock exchange agreement(1)

10.4	2006 Long-term incentive plan(1)

10.5	Agreement dated October 8, 2003, between the Company and the Medicine and Pharmacology Institute of Nanhua University (English translation)(3)

10.6	Tax exemption certificate from the PRC State Tax Bureau in Guangzhou (English translation)(3)

10.7	Agreement dated July 7, 2006 among the Company, Guangzhou Ji'nan Science & Technology Industrial Group Co., Ltd. and Dongsheng Yao (English Translation)(5)

21.1	List of Subsidiaries(4)

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

(1) Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on February 14, 2006, and incorporated herein by reference.

(2) Filed as an exhibit to the Company's registration statement on Form 10-SB, which was filed with the Commission on June 23, 2005, and incorporated herein by reference.

(3) Filed as an exhibit to the Company’s registration statement on Form SB-2/A, which was filed with the SEC on July 13, 2006, and incorporated herein by reference.

(4) Filed as an exhibit to the Company's annual report on Form 10-KSB, which was filed with the Commission on March 31, 2006, and incorporated herein by reference.

(5) Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on August 7, 2006, and incorporated herein by reference.

Item 28. Undertakings

(a)The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(g) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Guangzhou in the People's Republic of China on this 7th day of January, 2008.

CHINA MEDICINE CORPORATION

By:

By: /s/ Senshan Yang	Date: January 7, 2008
shan Yang Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Senshan Yang Senshan Yang	Chief Executive Officer and Director (Principal Executive Officer)	January 7, 2008

/s/ Huizhen Yu Huizhen Yu	Chief Financial Officer (Principal Financial and Accounting Officer)	January 7, 2008

/s/ Minhua Liu Minhua Liu	Director	January 7, 2008

/s/ Robert Adler Robert Adler	Director	January 7, 2008

/s/ Rachel Gong Rachel Gong	Director	January 7, 2008

/s/ Yanfang Chen Yanfang Chen	Director	January 7, 2008